Exhibit 10.1

ACQUISITION AGREEMENT

AMONG

OVERLAND STORAGE, INC.,

TANDBERG DATA HOLDINGS S.À R.L.,

AND

THE COMPANY SHAREHOLDERS LISTED ON SCHEDULE I HERETO

November 1, 2013

ARTICLE 1	CERTAIN DEFINITIONS	1

ARTICLE 2	THE ACQUISITION	13

2.1	Purchase and Sale of Company Interests	13
2.2	Purchase Price	13
2.3	Closing	14
2.4	Transactions to be Effected at the Closing	14
2.5	Tax Withholding	15
2.6	Further Assurances	16

ARTICLE 3	[RESERVED]	16

ARTICLE 4	REPRESENTATIONS AND WARRANTIES CONCERNING THE GROUP COMPANIES	16

4.1	Organization and Good Standing	16
4.2	Subsidiaries	17
4.3	Power, Authorization and Validity	17
4.4	Capitalization	18
4.5	No Conflict	18
4.6	Litigation	19
4.7	Taxes	19
4.8	Related Party Transactions	22
4.9	Company Financial Statements	22
4.10	Title to Properties	23
4.11	Absence of Certain Changes	25
4.12	Contracts, Agreements, Arrangements, Commitments and Undertakings	26
4.13	No Default; No Restrictions	28
4.14	Intellectual Property	28
4.15	Compliance with Laws	33
4.16	Employees, ERISA and Other Compliance	33
4.17	Books and Records	36
4.18	Insurance	37
4.19	Environmental Matters	37
4.20	Customers and Suppliers	37
4.21	Accounts Receivable	38
4.22	Foreign Corrupt Practices Act	38
4.23	Export Controls	39
4.24	Product Warranty	40
4.25	Inventory	40
4.26	No Existing Discussions	40
4.27	Corporate Documents	40
4.28	Transaction Fees	41
4.29	Disclosure	41

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF COMPANY SHAREHOLDERS	41

5.1	Organization of Company Shareholders	41
5.2	Power, Authorization and Validity	41
5.3	No Conflict	42
5.4	Company Interests	42

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5.5	Brokers’ Fees	42
5.6	Information Supplied	42

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF BUYER	42

6.1	Organization, Good Standing and Qualification	43
6.2	Authorization	43
6.3	Capitalization	43
6.4	Valid Issuance	44
6.5	Consents	44
6.6	Delivery of SEC Filings; Business	44
6.7	Absence of Certain Changes	44
6.8	SEC Filings	45
6.9	No Conflict, Breach, Violation or Default	45
6.10	Tax Matters	45
6.11	Title to Properties	46
6.12	Certificates, Authorities and Permits	46
6.13	Labor Matters	46
6.14	Intellectual Property	47
6.15	Environmental Matters	47
6.16	Litigation	47
6.17	Financial Statements	48
6.18	Insurance Coverage	48
6.19	Compliance with Nasdaq Continued Listing Requirements	48
6.20	Brokers and Finders	48
6.21	Questionable Payments	48
6.22	Board Approval	48
6.23	Proxy Statement	49
6.24	Internal Controls	49
6.25	Investment Company	49
6.26	Compliance with Laws	49
6.27	Disclosure	49
6.28	Buyer 401(k) Plan	50
6.29	No Other Representations or Warranties	50

ARTICLE 7	COMPANY COVENANTS	50

7.1	Advice of Changes	50
7.2	Maintenance of Business	50
7.3	Conduct of Business	51
7.4	Regulatory Approvals	51
7.5	Necessary Consents	52
7.6	Litigation	52
7.7	No Other Negotiations	52
7.8	Access to Information	53
7.9	Satisfaction of Conditions Precedent	53
7.10	Company Benefit Arrangements	53
7.11	Repayment of Debt	53
7.12	Notices to Company Shareholders and Employees	53
7.13	Closing Certificates	54
7.14	Cooperation	54

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7.15	Additional Financial Statements	54
7.16	Nasdaq Listing	55

ARTICLE 8	BUYER COVENANTS	55

8.1	Advice of Changes	55
8.2	Regulatory Approvals	55
8.3	No Other Negotiations	56
8.4	Shareholders Meeting; Preparation of Proxy Materials	58
8.5	Board of Directors of Buyer	59
8.6	Conduct of Business	59
8.7	Satisfaction of Conditions Precedent	59
8.8	Litigation	59
8.9	Rights Plan	59
8.10	Nasdaq Listing	60
8.11	Evidence of Transfer of Company Shares	60

ARTICLE 9	CONDITIONS TO CLOSING OF ACQUISITION	60

9.1	Conditions to Each Party’s Obligation to Effect the Acquisition	60
9.2	Additional Conditions to Obligations of Buyer	60
9.3	Additional Conditions to Obligations of the Company Shareholders	62

ARTICLE 10	TERMINATION OF AGREEMENT	62

10.1	Termination by Mutual Consent	62
10.2	Unilateral Termination	63
10.3	Effect of Termination	63

ARTICLE 11	MISCELLANEOUS	64

11.1	Survival; Indemnification	64
11.2	Governing Law; Resolution of Conflicts	64
11.3	Consent to Jurisdiction and Venue	64
11.4	Assignment; Binding Upon Successors and Assigns	65
11.5	Severability	65
11.6	Counterparts	65
11.7	Other Remedies	65
11.8	Amendments and Waivers	65
11.9	Expenses	66
11.10	Attorneys’ Fees	66
11.11	Notices	66
11.12	Waiver of Jury Trial	67
11.13	Interpretation; Rules of Construction	67
11.14	Third-Party Beneficiary Rights	68
11.15	Public Announcement	68
11.16	Entire Agreement	68

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SCHEDULES AND EXHIBITS

Schedule I	Company Shareholders
Schedule II	Subsidiaries of the Company
Schedule III	Persons Included in the Definition of “Knowledge”
Schedule IV	Continuing Officers and Directors of the Group Companies

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Voting Agreement

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ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of November 1, 2013 (the “Agreement Date”) by and among Overland Storage, Inc., a California corporation (“Buyer”), on the one hand, and Tandberg Data Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having a share capital of twelve thousand five hundred Euro (EUR 12,500.-), its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 147.829 (the “Company”), and the persons listed on Schedule I attached hereto (collectively, the “Company Shareholders”), on the other hand (each a “Party” and together the “Parties”).

RECITALS

A.        The Company Shareholders together own (i) 100% of the outstanding capital shares of the Company and (ii) an income sharing loan agreement granted by the Company Shareholders to the Company, and have approved and adopted this Agreement, the Acquisition (as defined below) and the other transactions contemplated hereby prior to the Agreement Date.

B.        The Company Shareholders desire to sell to Buyer, and Buyer desires to purchase from the Company Shareholders, 100% of the Company Interests (as defined below), in each case on the terms and subject to the conditions of this Agreement (the “Acquisition”).

C.        The Boards of Directors of the Company and Buyer have determined that the Acquisition is in the best interests of such Parties and their respective shareholders and have approved and declared advisable this Agreement and the Acquisition.

D        As a condition to Buyer’s obligation to consummate the Acquisition, certain employees of the Group Companies (as defined below) shall execute and deliver to Buyer consulting agreements (each, a “Consulting Agreement”) at the Closing (as defined below).

E.        Certain employees of the Group Companies may execute and deliver to Buyer employment agreements (each an “Employment Agreement”) at the Closing.

F.        As a condition to Buyer’s obligation to consummate the Acquisition, certain employees and consultants of the Group Companies shall execute and deliver to Buyer Non-Solicitation Agreements (each, a “Non-Solicitation Agreement”) at the Closing.

G.        Buyer, the Company and the Company Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and to prescribe various conditions to the Acquisition.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

“Action” means any action, order, writ, injunction, or claim, suit, litigation, proceeding, arbitration, mediation, audit, investigation or dispute.

“Affiliate” shall have the meaning set forth in Rule 144 promulgated under the Securities Act.

“Alternative Buyer Transaction” means: (i) any acquisition or purchase of shares of Buyer Common Stock from Buyer by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) representing more than a 50% voting interest in any class or series of Equity Securities of Buyer or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning Equity Securities of Buyer representing 50% or more of the voting interest in any class or series of Equity Securities of Buyer or any merger, consolidation, business combination or similar transaction involving Buyer pursuant to which the shareholders of Buyer immediately preceding such transaction hold less than 50% of the equity interests in any class or series of capital stock of the surviving or resulting entity of such transaction; (ii) any merger, consolidation, business combination or similar transaction involving Buyer, (iii) any sale, lease, exchange, transfer, license, acquisition or disposition of all or substantially all of the assets of Buyer and its Subsidiaries, considered as a whole; or (iv) any sale, lease, exchange, transfer, license or disposition to a third party of the business of Buyer.

“Alternative Transaction” means: (i) any acquisition or purchase of Company Shares from the Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) representing more than a 15% voting interest in any class or series of Company Shares or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning Company Capital Stock representing 15% or more of the voting interest in any class or series of Company Shares or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the Company Shareholders immediately preceding such transaction hold less than 85% of the equity interests in any class or series of capital stock of the surviving or resulting entity of such transaction; (ii) any acquisition, directly or indirectly, of any capital stock of any Group Company or any merger, consolidation, business combination or similar transaction involving any Group Company, (iii) any sale, lease, exchange, transfer, license, acquisition or disposition of a substantial portion of the assets of any Group Company; (iv) any sale, lease, exchange, transfer, license or disposition to a third party of the Company Business; or (v) any initial public offering of capital stock or other securities of any Group Company pursuant to a registration statement filed under the Securities Act or any similar offering or filing in any foreign jurisdiction.

“Applicable Law” means, collectively, all supranational, international, national (of any jurisdiction), federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees (and any regulations promulgated thereunder) applicable to the assets, properties and business of the applicable Person.

“Balance Sheet Date” means June 30, 2013.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Applicable Law to be closed in New York, New York, San Francisco, California or the Grand Duchy of Luxembourg.

“Buyer Ancillary Agreements” means each agreement or document (other than this Agreement) that Buyer is to enter into as a party thereto pursuant to this Agreement.

“Buyer Common Stock” means common stock, no par value, of Buyer.

“Buyer Shareholders Additional Approval Matters” means (i) a proposal to authorize the board of directors of Buyer, in its discretion, to effect a reverse stock split of the Buyer Common Stock at a specific ratio, ranging from one-for-two to one-for-ten, to be determined by the board of directors of Buyer and effected, if at all, within one (1) year from the date of the Buyer Shareholders Meeting, and (ii) a proposal to approval the issuance of shares of Buyer Common Stock upon the conversion of Convertible Notes or New Convertible Notes held by Cyrus and/or its Affiliates.

“Buyer Shareholders Meeting” means the special meeting of the shareholders of Buyer to be held to consider, among other things, the issuance of the Acquisition Shares to the Company Shareholders and the Buyer Shareholders Additional Approval Matters.

“CFIUS Regulations” means the Regulations Pertaining to Mergers, Acquisitions, and Takeovers by Foreign Persons, 31 CFR Part 800.

“Charter Documents” means, with respect to a particular legal entity, the articles or certificate of incorporation, deed of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, rules of procedure for the management of any other corporate body, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Closing” means the closing of the transactions necessary to consummate the Acquisition.

“Closing Date” means a time and date to be specified by the Parties, which shall be (i) no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by Applicable Law and this Agreement) of the conditions set forth in Article 9, or (ii) if later, 30 December 2013, or in each case at such other time or date as the Parties hereto agree in writing. Notwithstanding the foregoing, if the Closing would otherwise occur during the third month of any fiscal quarter of Buyer, absent the written waiver of Buyer, Buyer and the Company shall mutually agree in writing on an alternative date not occurring in such month.

“Closing Transaction Fees Certificate” means a certificate of the Company, executed by authorized representatives of the Company and dated as of the Closing Date, certifying the amount of the Transaction Fees that have been or will be paid by the Company at or prior to the Closing, together with the amount of the Transaction Fees that will remain unpaid by the Company as of the Closing (including an itemized list of each Transaction Fee and the Party to whom such amount has been or will be made at or prior to the Closing by the Company or to whom such amount will be owed as of the Closing). The Closing Transaction Fees Certificate shall include a representation of the Company, certified by authorized representatives of the Company, that such certificate includes all Transaction Fees previously paid by the Company and all Unpaid Transaction Fees payable following the Closing by the Company or any Affiliate of the Company (including Buyer).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Ancillary Agreements” means each agreement or document (other than this Agreement) that any Group Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the Company and its Subsidiaries’ unaudited consolidated balance sheet as of the Balance Sheet Date included in the Company Financial Statements.

“Company Business” means the business of the Group Companies taken as a whole as presently conducted and as presently proposed to be conducted.

“Company Employee Agreement” means each management, employment, retention, change in control, severance, consulting, relocation, repatriation or expatriation agreement or other similar Contract between any Group Company or any of their respective Affiliates, on the one hand, and any current or former employee, independent contractor or director of any Group Company or any of their respective Affiliates, on the other hand.

“Company Employee Plan” means any plan, program, policy, practice (including, in respect of TD Germany, company practice (betriebliche Übung)), Contract or other arrangement providing for compensation, severance, vesting acceleration, change in control pay, termination pay, deferred compensation, profit-sharing, bonuses or other incentives, performance awards, stock or stock-related awards, insurance coverage (including any self-insured arrangements that are clearly identified as such), vacation or other paid-time off benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former employee, independent contractor or director of the Company or any Affiliate of the Company, or with respect to which the Company or any ERISA Affiliate has or may have any Liability or obligation, except such definition shall not include any Company Employee Agreement.

“Company Financial Statements” means (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2011 and December 31, 2012; (ii) the Company and its Subsidiaries’ audited consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2011 and December 31, 2012; (iii) the Company and its Subsidiaries’ unaudited consolidated statements of operations, changes in shareholders’ equity and cash flows for the 6 months ended June 30, 2013; and (iv) the Company Balance Sheet.

“Company Intellectual Property” means any and all Intellectual Property that is used, held for use or practiced by the Company or any Group Company, including any Intellectual Property incorporated into or otherwise used, held for use or practiced in connection with (or planned to be incorporated into or otherwise used, held for use or practiced in connection with) any Company Offerings.

“Company Interests” means, collectively, the Company Shares and the ISL.

“Company Material Contract” means any Contract required to be listed on the Company Disclosure Letter pursuant to Section 4.10, Section 4.12 or Section 4.14.

“Company Offerings” means any products or services designed, developed, manufactured, offered, provided, sold or otherwise distributed by or for the Group Companies, or any products or service offerings under development that form the basis, in whole or in part, of any revenue or business projection provided to Buyer.

“Company-Owned Intellectual Property” means any and all Intellectual Property that is owned in whole or in part by the Company. Company-Owned Intellectual Property includes Registered Company Intellectual Property.

“Company Shareholder Ancillary Agreements” means each agreement or document (other than this Agreement) that any Company Shareholder is to enter into as a party thereto pursuant to this Agreement.

“Company Shares” means the capital shares of the Company that may be outstanding from time to time, taken together.

“Contract” means any written or oral contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Converted Buyer Shares” means any shares of Buyer Common Stock issued by Buyer pursuant to any conversion or exchange of any Convertible Notes or New Convertible Notes.

“Convertible Notes” means the convertible promissory notes issued by Buyer pursuant to the Note Purchase Agreement.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Works of Authorship, that such Works of Authorship, or other software or other Intellectual Property incorporated into, derived from, used, or distributed with such Works of Authorship: (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form); (ii) be licensed for the purpose of preparing derivative works; (iii) be licensed under terms that allow the Company Offerings or portions thereof or interfaces therefore to be reverse engineered, reverse assembled or disassembled (other than by operation of law); or (iv) be redistributable at no license fee. Copyleft licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Copyleft Materials” means any software or other Intellectual Property subject to a Copyleft License.

“Copyrights” means copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).

“Cyrus” means Cyrus Capital Partners, L.P., a Delaware limited partnership.

“Damages” means losses, reductions in value, costs, damages, loss of revenue or profits, Liabilities, interest and expenses (including reasonable and documented out-of-pocket attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs).

“Databases” means databases and other compilations and collections of data or information.

“Debt” means the principal amount of the Group Companies’ outstanding indebtedness for borrowed money, including any interest accrued thereon, as of immediately prior to the Closing (as defined by and determined in accordance with GAAP) after taking into account any payments scheduled to be made pursuant to the terms of this Agreement on the Closing Date.

“Domain Names” means domain names, uniform resource locators and other names and locators associated with the Internet.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment or transfer, conditional assignment or transfer, adverse claim, restriction, usufruct or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset and any co-ownership of another Person). For purposes of clarification only, neither restrictions on transferability imposed by foreign, federal or state securities laws nor the grant of a license to Intellectual Property Rights shall constitute an Encumbrance.

“Environmental Law” means any supranational, international, national (of any jurisdiction), federal, provincial, state or local statute, law, regulation, guideline, rule, standard or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FBC” means FBC Holdings S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) having its registered office at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 142133.

“Fully Diluted Buyer Shares” means the sum, without duplication, of the aggregate number of shares of Buyer Common Stock that are issued and outstanding as of the date of this Agreement plus (i) any shares of Buyer Common Stock issuable in connection with the conversion, exercise or exchange of other Equity Securities of Buyer issued or issuable upon conversion of any New Convertible Notes, plus (ii) all Equity Securities of Buyer exercisable or convertible into shares of Buyer Common Stock at a per share price less than or equal to $1.30, plus (iii) any Converted Buyer Shares issued upon conversion of Convertible Notes occurring prior to the Closing Date, plus (iv) any shares of Buyer Common Stock issued after the date of this Agreement but before the Closing Date at a per share price of $1.00 or more, but excluding (x) all Equity Securities of Buyer exercisable or convertible into shares of Buyer Common Stock at a per share price greater than $1.30, (y) all unvested restricted stock units issued to employees or consultants of Buyer and its Subsidiaries and (z) any shares issuable upon conversion of the Convertible Notes and any Converted Buyer Shares issuable upon conversion thereof (other than any Converted Buyer Shares included in subsection (iii) above) and “Fully Diluted Buyer Share” means each of them.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body exercising similar powers or authority, including any regulatory body, administrative agency or bureau, commission or authority or other body of the European Union.

“Group Companies” means, collectively, the Company and its Subsidiaries as set forth in Schedule II attached hereto.

“Intellectual Property” means any and all: (i) technology, formulae, algorithms, procedures, processes, methods, techniques, know how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (iii) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (iv) specifications, designs, models, devices, prototypes, schematics and development tools; (v) Works of Authorship; (vi) Databases; (vii) Trademarks; (viii) Domain Names; (ix) Trade Secrets; (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein; and (xi) all Intellectual Property Rights related thereto.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including: (i) Patents; (ii) Copyrights; (iii) industrial design rights and registrations thereof and applications therefor; (iv) rights with respect to Trademarks, and all registrations thereof and applications therefor; (v) rights with respect to Domain Names, including registrations thereof and applications therefor; (vi) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (vii) rights with respect to Databases, including registrations thereof and applications therefor; (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and Personal Information and materials; and (x) any rights equivalent or similar to any of the foregoing.

“Intervening Event” means a material event or circumstance that was not known to the board of directors of Buyer prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any consequence thereof, becomes known to the board of directors of Buyer after the execution of this Agreement by Buyer and prior to the receipt of the Buyer Shareholder Approval; provided, however, that in no event shall the receipt, existence or terms of an Alternative Buyer Transaction or any matter relating thereto constitute an Intervening Event.

“IRS” means the United States Internal Revenue Service.

“ISL” means an income sharing loan granted by FBC to the Company on October 26, 2009 for a total principal amount of one hundred fifty-five thousand three hundred ninety Euro and seventy-six cents (EUR 155,390.76), as partly assigned to TDM on September 7, 2010, as described in Schedule I below.

“Knowledge” or “Known” means, with respect to any Party, the knowledge of a particular fact, circumstance, event or other matter in question of any of the Persons identified underneath such Party’s name on Schedule III and of any other Persons that may, between the date of this Agreement and the Closing Date, succeed to any of the duties of the aforementioned individuals (collectively, the “Entity Representatives”). Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such Entity Representative has actual knowledge of the fact, circumstance, event or other matter, (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such Entity Representative) in, such Entity Representative’s actual possession, or (iii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of the relevant Person that would reasonably be expected to be reviewed by a person who has the duties and responsibilities of such Entity Representative in connection with such Person’s entering into this Agreement, or (iv) such Entity Representative would reasonably be expected to have such knowledge in the ordinary and prudent course of performing their respective duties and roles on behalf of the relevant Person, including through responses to formal requests for information in relation to the subject matters set forth in this Agreement with the personnel that report to them who are responsible for the relevant subject matters.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Licensed Company Intellectual Property” means all of the Company Intellectual Property that is not Company-Owned Intellectual Property and is licensed to the Company or any of its Subsidiaries.

“Luxembourg Company Law” means the law dated August 10, 1915 concerning the commercial companies as amended.

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that (i) is or is reasonably likely to be or become, individually or in the aggregate, materially adverse to the condition (financial or otherwise), prospects, assets (including Intellectual Property or other intangible assets), Liabilities (including those relating to Intellectual Property), business or results of operations of the Group Companies, taken as a whole or Buyer and its Subsidiaries, taken as a whole, as the case may be, or (ii) prevents, materially delays or materially impairs the ability of any Party to carry out their obligations under this Agreement and to consummate the Acquisition and the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining pursuant to clause (i) above whether that has been or will or could be, a “Material Adverse Effect”: (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided, that such changes do not have a substantially disproportionate impact on the relevant Party, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which the relevant Party conducts business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided, that such changes do not have a substantially disproportionate impact on the relevant Party, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) this Agreement or at the request of the other Parties to this Agreement or the failure to take any actions due to restrictions set forth in this Agreement, (D) any changes in the price or trading volume of Buyer Common Stock, in and of itself, provided, that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such change in market price or trading volume, (E) any failure of the Buyer Common Stock to be listed on The Nasdaq Capital Market, including as a result of or pursuant to the notice of deficiency received by Buyer from Nasdaq on January 2, 2013 and (F) any failure by the Company or Buyer to meet published revenue or earnings projections, in and of itself, provided, that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such failure to meet published revenue or earnings projections.

“Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“New Convertible Notes” means the convertible promissory notes having an aggregate principal amount of $7,000,000 issued or issuable by Buyer pursuant to the New Note Purchase Agreement (whether or not such notes are ultimately issued).

“New Note Purchase Agreement” means the amended and restated note purchase agreement dated November 1, 2013 amending and restating the Note Purchase Agreement, to be entered into by and among Buyer and Cyrus or its Affiliates and the other purchasers party thereto before the Closing Date, as amended from time to time.

“Note Purchase Agreement” means that certain note purchase agreement dated as of February 12, 2013 by and among Buyer and the purchasers party thereto, as amended by that certain amendment to the note purchase agreement dated March 5, 2013.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, and any Creative Commons License. For avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any software or other Intellectual Property subject to an Open Source License.

“Ordinary Course of Business” means a course of business that is (i) in the ordinary course of the Group Companies’ or the Buyer Group’s business and consistent with its past practices, as applicable (ii) is consistent with the Buyer’s or the Company’s (or other Group Company’s, as applicable) business plan (including the capital investment and business expansion components thereof), as applicable, previously provided to Buyer or the Company Shareholders, as applicable, and (iii) consistent with prudent business practices for an entity that is of a similar size and in a similar industry.

“Patents” means patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements.

“Permitted Encumbrances” means (i) statutory liens for Taxes that are not yet due and payable; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (v) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company Business; and (vi) any liens or Encumbrances which are to be, and will be, released at the Closing without the payment of any consideration by Buyer and/or any of the Group Companies.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Personal Information” means information from or about an individual person the use, aggregation, holding or management of which is restricted under any Applicable Law, including, but not limited to, an individual person’s: (a) personally identifiable information (e.g., name, address, telephone number, email address, financial account number, government-issued identifier, and any other data used or intended to be used to identify, contact or precisely locate a person); and (b) Internet Protocol address or other persistent identifier.

“Prohibited Person” means any Person that is (a) a national or resident of any U.S. embargoed or restricted country, (b) included on, or Affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, (c) a member of any PRC military organization, or (d) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise.

“Registered Company Intellectual Property” means: (i) all Patents, registered Trademarks, applications to register Trademarks (including intent-to-use applications), registered Copyrights, applications to register Copyrights, and all Domain Names included in the Company-Owned Intellectual Property that are registered, recorded or filed by, for, or under authorization from (or in the name of) the Company; and (ii) any other applications, registrations, recordings and filings by the Company (or otherwise authorized by or in the name of the Company) with respect to any Company-Owned Intellectual Property.

“Registration Rights Agreement” means a registration rights agreement in substantially the form attached hereto as Exhibit A to be entered into by Buyer and the Company Shareholders in respect of the Acquisition Shares.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means with respect to any Person, any corporation, association, business entity, partnership, limited liability company or other Person of which such Person, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing at least fifty percent (50%) of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors or other members constituting a majority of the members of such Person’s board of directors, board of managers or other governing body.

“Superior Proposal” means a written Alternative Buyer Transaction that the board of directors of Buyer has determined, after consultation with its outside legal counsel and financial advisor, in its good faith judgment, taking into account the conditionality, expected timing and likelihood of consummation of the proposal and all other factors the board of directors of Buyer determines in good faith to be relevant, (i) is reasonably likely to be consummated and (ii) if consummated, would result in a transaction more favorable to Buyer’s shareholders from a financial point of view than the transactions contemplated by this Agreement.

“Tax” (and, with correlative meaning, “Taxes”) means (i) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, estimated or windfall profit tax, custom duty, national insurance tax, health tax or other tax or other like assessment or charge of any kind whatsoever, including social security contributions, in each case together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person, by Contract or otherwise. Taxes include any taxes within the meaning of Section 3 of the German Tax Code.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Ruling” means the letter from the Luxembourg tax authorities issued on the establishment of the Company.

“TD Germany” means Tandberg Data GmbH with its legal seat in Dortmund, Germany, registered with the commercial register of local court of Dortmund, Germany, under HRB 5589.

“TDM” means Tandberg Data Management S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) having its registered office at L-1855 Luxembourg, 46A, avenue J.F. Kennedy, registered with the Luxembourg Register of Commerce and Companies under number B 151.395.

“Trade Secrets” means information and materials not generally known to the public, including trade secrets and other confidential and proprietary information.

“Trademarks” means trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, brand names, together with all goodwill associated with any of the foregoing.

“Transaction Fees” means all out-of-pocket costs and expenses of the Group Companies , any employee of any Group Company or any Company Shareholder incurred by, paid by, or to be paid by, any Group Company in connection with the Acquisition and this Agreement (and the related term sheet and the related discussions and negotiations between the Parties with respect thereto) and the transactions contemplated hereby, including, any fees and expenses of investment bankers, financial advisors, legal counsel, accountants or other professional advisors.

“Transfer Pricing Policy” means the transfer pricing policy applicable to the Group Companies disclosed by the Company to the Buyer prior to the date of this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unpaid Transaction Fees” means any Transaction Fees, or portions thereof, that are not paid in full prior to the Closing.

“WARN Act” means the Workers Adjustment and Retraining Notification Act, as amended.

“Voting Agreement” means a voting rights agreement in substantially the form attached hereto as Exhibit B to be entered into by Buyer and the Company Shareholders in respect of the Acquisition Shares.

“Works of Authorship” means software (whether in source code, object code form, including user interfaces, command structures, menus, buttons and icons, flow-charts, and related documentation), websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement in the sections referenced below:

Defined Term	Section
10-K	6.6
401(k) Plan	7.11
Acquisition Shares	2.2(a)
Acquisition Subsidiary	2.1(b)
Agreement	Preamble
Agreement Date	Preamble
Articles of Incorporation	6.3
Board	4.3(a)
Board Approval	4.3(d)
Buyer	Preamble
Buyer Disclosure Letter	Article 6
Buyer Representatives	8.3(a)
Company	Preamble
Company Benefit Arrangement	4.16(h)
Company Certificates	2.4(b)(iii)
Company Disclosure Letter	Article 4
Company Intellectual Property Contracts	4.14(e)
Company Representative	4.22(a)
Company Shareholders	Preamble
Compliance Laws	4.22(a)
Consulting Agreement	Recitals
Consideration	2.2(a)
Employment Agreement	Recitals
Evaluation Date	6.24
Export Approvals	4.23(a)
FCPA	4.22(a)
Governmental Permits	4.15(c)
Inbound Intellectual Property Contracts	4.14(e)
Leased Real Property	4.10(a)
Leases	4.10(a)
Non-Solicitation Agreement	Recitals
Outbound Intellectual Property Contracts	4.14(e)
Owned Real Property	4.10(a)
Party	Preamble

Defined Term	Section
Payee	2.5
Real Property	4.10(a)
Rights Plan	6.3
Significant Customer	4.20(b)
Significant Supplier	4.20(c)
SEC Filings	6.6
Systems	4.14(p)
Takeover Proposal	8.3(b)
TD Corp	7.10

ARTICLE 2

THE ACQUISITION

2.1        Purchase and Sale of Company Interests.

(a)        Subject to the terms and conditions set forth herein, at the Closing and effective as of the Closing Date, the Company Shareholders shall sell to Buyer, and Buyer shall purchase from the Company Shareholders, the Company Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.2(a).

(b)        Prior to the Closing, Buyer shall form a wholly-owned subsidiary of Buyer incorporated under the laws of the Grand Duchy of Luxembourg (“Acquisition Subsidiary”), and Buyer shall assign its right to acquire and receive the Company Shares from the Company Shareholders pursuant to this Agreement to Acquisition Subsidiary. Following the formation of Acquisition Subsidiary, any obligation of Buyer to the Company or the Company Shareholders under this Agreement which is performed, satisfied or fulfilled by Acquisition Subsidiary (which, for the avoidance of doubt, shall not include the obligation to issue the Acquisition Shares pursuant to Section 2.1(a) at the Closing), shall be deemed to have been performed, satisfied or fulfilled in all respects by Buyer.

2.2        Purchase Price.

(a)        The aggregate consideration payable by Buyer to the Company Shareholders (the “Consideration”) in respect of the Company Interests shall consist of one (1) share of fully paid and nonassessable Buyer Common Stock for each Fully Diluted Buyer Share (the “Acquisition Shares”).

(b)        The issuance of the Acquisition Shares to the Company Shareholders pursuant to Section 2.2(a) shall be made in accordance with an allocation to be provided by the Company Shareholders to Buyer five (5) Business Days prior to the Closing Date.

(c)        Adjustments. In the event of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into capital shares), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Shares or the shares of Buyer Common Stock occurring after the date of this Agreement and prior to the Closing, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading or other prices therefor or relating thereto) affected thereby, shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such share split, reverse share split, share dividend, reorganization, reclassification, combination, recapitalization or other like change. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be made to the fifth decimal place.

(d)        No Fractional Shares. Notwithstanding any other provision of this Agreement, no certificates for fractional shares of Buyer Common Stock shall be issued in the Acquisition. Each holder of Company Shares who otherwise would have been entitled to a fraction of a share of Buyer Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all Company Shares owned by such holder at the Closing) by the closing market price of the Buyer Common Stock on the date that is three (3) Business Days prior to the Closing Date. No such holder shall be entitled to any dividends, voting rights or any other rights in respect of any fractional share.

(e)        Transfer Formalities. Buyer and the Company Shareholders instruct and authorise the Company to register at the Closing, in the name and on behalf of Buyer, the transfer of the Company Shares in the shareholders’ register of the Company and to file as soon as practicable a notice with the Luxembourg Register of Commerce and Companies in respect of the transfer of the Company Shares from the Company Shareholders to Buyer. The Company Shareholders, Buyer and the Company hereby jointly empower and authorise any manager of the Company, acting individually, to (i) proceed, at the Closing, with the entry of the transfer of the Company Shares in accordance with this Agreement in the shareholders’ register of the Company and to sign the shareholders’ register of the Company in accordance with article 185 of the Luxembourg Company Law, (ii) file a Company Shares transfer notice with the Luxembourg Register of Commerce and Companies and (iii) perform any operation or act which might be necessary or useful for the performance and the execution of this Agreement, in particular the Company Shares and ISL transfer formalities.

2.3        Closing. Subject to the earlier termination of this Agreement pursuant to Article 10, the Closing shall take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California 94025, at 10:00 a.m. local time on the Closing Date, provided, however, that to the extent possible pursuant to Applicable Law, the Closing may take place by exchange of executed documents by facsimile or email transmission.

2.4        Transactions to be Effected at the Closing.

(a)         At the Closing Buyer shall:

(i)         deliver to the Company and the Company Shareholders a duly executed counterpart of this Agreement and each of the Buyer Ancillary Agreements to which Buyer is a party;

(ii)         deliver to the Company and FBC all other agreements, documents, instruments or certificates and other items required to be delivered by Buyer at or prior to the Closing;

(iii)         provide the Company Shareholders with duly executed shareholders’ resolutions (i) accepting the resignation of the current managers of the Company and (ii) appointing as of the Closing, new managers of the Company;

(iv)         provide the evidence that following the transfer of the Company Shares to Buyer, the registered office of the Company will be transferred and the domiciliation agreement be terminated, or as the case may be, provide evidence that transfer of the Company Shares to Buyer and related change of control of the Company has been accepted by the trust company with which the Company has its office registered and the domiciliation agreement continued; and

(v)         issue the Acquisition Shares to FBC pursuant to Section 2.2(a).

(b)         At the Closing the Company and each Company Shareholder shall:

(i)         deliver to Buyer a duly executed counterpart of this Agreement and each of the Company Ancillary Agreements or Company Shareholder Ancillary Agreements to which the Company or such Company Shareholder is a party;

(ii)         deliver to Buyer all other agreements, documents, instruments or certificates and other items required to be delivered by the Company or such Company Shareholder, or any of their respective Affiliates, at or prior to the Closing;

(iii)         surrender its share certificate or certificates (if any) which as of the Closing represented the Company Shares (the “Company Certificates”); provided, that in the event any Company Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Company Certificate shall provide to Buyer an indemnity agreement or bond against any claim that may be made against Buyer with respect to the Company Certificate alleged to have been lost, stolen or destroyed;

(iv)         deliver to Buyer a certified true copy of the resolutions of the Company Shareholders approving the Acquisition in accordance with and pursuant to this Agreement and the Buyer as the new shareholder of the Company for the purpose of article 189 of the Luxembourg Company Law;

(v)         deliver to Buyer a certified true copy of the duly updated shareholders’ register of the Company evidencing the registration of the transfer of the Company Shares from the Company Shareholders to Buyer, along with all other corporate books and records and registers (complete and duly written up-to-date) of the Company;

(vi)         deliver to Buyer transfer forms for all of the Company Shares duly executed in favour of Buyer as transferee, free and clear of all Encumbrances, duly executed by the registered holders as transferors; and

(vii)         written evidence of due corporate action taken to effect the termination of each 401(k) Plan sponsored or maintained by TD Corp, effective as of no later than one day prior to Closing (but such termination may be contingent upon the Closing).

2.5        Tax Withholding. Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Consideration or any other payment otherwise payable pursuant to this Agreement, to each Company Shareholder (each, the “Payee”), the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment and, to the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Payee in respect of whom such deduction and withholding was made. The Parties agree to cooperate to allow Buyer, at its election, to effectuate such withholding by means acceptable to Buyer, including by paying the applicable portion of the Consideration for which such withholding is required to the Company or any of its Subsidiaries and causing the Company or such Subsidiary to withhold the applicable amounts through the Company’s or such Subsidiary’s payroll system. If any deduction or withholding is required as contemplated by this Section 2.5, then the Parties shall take all reasonable steps to reduce the rate of withholding Tax as provided under relevant Tax law and practice. The Parties shall cooperate reasonably in completing and filing documents required under the provisions of any Applicable Law in connection with reducing the rate of withholding Tax due under the laws of the relevant territory or relevant double tax treaties, or in connection with any claim to a refund of, or credit for, any required deduction or withholding.

2.6        Further Assurances. If, at any time before or after the Closing, any of the Parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Acquisition or to carry out the purposes and intent of this Agreement at or after the Closing, then the Company, Buyer, the Company Shareholders and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments (including not limited to a notice of the transfer of the Company Shares with the Luxembourg Register of Commerce and Companies, in order to make the transfer of the Company Shares enforceable vis-à-vis third parties) and assurances and do all other things (including but not limited to the publication of the aforementioned notice of transfer in the Luxembourg official gazette, in accordance with applicable provisions of the Luxembourg Company Law) reasonably necessary to consummate the Acquisition and to carry out the purposes and intent of this Agreement.

ARTICLE 3

[RESERVED]

ARTICLE 4

REPRESENTATIONS AND WARRANTIES CONCERNING THE GROUP COMPANIES

Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Company addressed to Buyer, dated as of the Agreement Date and delivered to Buyer concurrently with the Parties’ execution of this Agreement (the “Company Disclosure Letter”) specifically referencing a representation or warranty herein, the Company represents and warrants to Buyer that the statements contained in this Article 4 (each of which exceptions and disclosures set forth in any section or subsection of the Company Disclosure Letter will apply to any other section or subsection of the Company Disclosure Letter to the extent the relevance to such other section or subsection is reasonably apparent from a reading of the text of such disclosure to a reader unfamiliar with the Company Business) are true and correct on and as of the Agreement Date and shall be true and correct as of immediately prior to the Closing. For purposes of this Agreement, a document shall be deemed to have been “made available” by the Company to Buyer only if it has been posted in the electronic data site at https://oursite.reedsmith.com in connection with the Acquisition.

4.1        Organization and Good Standing. All Group Companies, their respective jurisdictions of incorporation and their respective legal form are identified in Schedule II. Each Group Company is duly incorporated or organized, validly existing, and in good standing under the laws of the jurisdiction where such Group Company is incorporated or organized. Each Group Company has all power and authority to own, operate and lease its properties and to carry on its business as currently conducted and proposed to be conducted. Each Group Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified, licensed and in good standing would not result, or reasonably be expected to result, in a Material Adverse Effect on the Company. The Company has made available to Buyer true and complete copies of the currently effective Charter Document of each Group Company, each, as amended to date. The minute books (containing the records of meetings of the shareholders, the board of directors or other governing body and any committee thereof), the stock certificate books, and the stock record books, to the extent kept, of each Group Company are correct and complete. No Group Company is in default under or in violation of any provision of its Charter Documents. Schedule 4.1(a) contains a true and complete list of each jurisdiction where the Group Companies are organized and qualified to do business. Schedule 4.1(b) lists the managers, directors and officers of each Group Company. Schedule 4.1(c) contains a true and correct copy, as of October 17, 2013, of an excerpt from the commercial register (Handelsregisterauszug) of TD Germany. No registrations or applications for registration in such register are pending and there are no matters which are not registered therein, but with respect to which a registration would be required under Applicable Law.

4.2        Subsidiaries. Except as set forth on Schedule II, no Group Company has any Subsidiaries, and no Group Company owns or controls, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, limited liability company, trust, joint venture or other business association or entity. Each Subsidiary is, directly or indirectly, wholly owned by the Company. Any former Subsidiary of any Group Company that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding Liabilities, including Taxes, with respect to any such entity for which any Group Company is responsible. TD Germany is not a party to any enterprise agreement (Unternehmensvertrag) within the meaning of Sections 291 et seq. of the German Stock Corporation Act (AktG), nor is TD Germany obliged to enter into any such agreement. No bankruptcy, insolvency, liquidation or similar proceedings (whether mandatory or voluntary) are pending and no filing for such proceeding has been made or is required, with respect to TD Germany. TD Germany has not stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent. TD Germany is not over-indebted (überschuldet). No assets of TD Germany have been seized or confiscated by or on behalf of any third party nor are any foreclosure, forfeiture, execution or enforcement proceedings pending or threatened with respect to TD Germany or its assets. To the Knowledge of the Company, there are no facts or events which may reasonably be expected to result in any such proceedings or other events as referred to in this Section 4.2.

4.3        Power, Authorization and Validity.

(a)        Power and Authority. The Company has the capacity as well as all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Acquisition, subject to the approval of the Company Shareholders. The Acquisition and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by the Company’s managers (the “Board”).

(b)        No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to any (i) Governmental Authority or (ii) any other Person is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Acquisition (including the consent of or notice to any Person required pursuant to the terms of such Contract to be obtained or given in order to keep any Contract between such Person and the Company in effect following the Acquisition or to provide that the Company is not in breach or violation of any such Contract following the Acquisition, in each case, as a result of failure to obtain such consent or provide such notice), except for filings required to be made pursuant to the provisions of the Luxembourg Company Law.

(c)        Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company will be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d)        Board Approval. The Board has, at a meeting duly called and held, by a unanimous vote of those directors voting on such matters, or by a unanimous written consent in lieu thereof: (i) approved and declared advisable this Agreement; (ii) determined that the Acquisition and other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of the Company; (iii) resolved to recommend to the Company Shareholder’s the approval of this Agreement and the Acquisition; and (iv) directed that this Agreement be submitted to the Company Shareholders for their adoption (collectively, the “Board Approval”). No takeover statute or similar statute or regulation of any jurisdiction applies or purports to apply to the Acquisition.

(e)        Required Vote of Company Shareholders. The affirmative vote or consent of the Company Shareholders (the “Shareholder Approval”) are the only votes or consents of the holders of any class or series of Company Shares necessary to adopt this Agreement. Such votes and consents have been obtained in a manner fully in accordance with Applicable Law. Other than the Shareholder Approval, no other votes or consents of any Company Shareholder, holder of any Debt or holder of any other Equity Securities of the Company or any of its Subsidiaries is required to adopt or approve this Agreement and the transactions contemplated hereby.

4.4        Capitalization. As of the date of this Agreement, the entire subscribed share capital of the Company consists of twelve thousand five hundred (12,500) Company Shares. As of the date of this Agreement, there are 12,500 Company Shares issued and outstanding and no Company Shares that are authorized but not issued. All of the issued and outstanding Company Shares have been duly authorized, are validly issued and fully paid in compliance with all the requirements of Applicable Law and all requirements set forth in applicable organizational documents and as of the date of this Agreement are held beneficially and of record by the respective Company Shareholders as set forth in Schedule 4.4 of the Company Disclosure Letter. Schedule 4.4 of the Company Disclosure Letter contains a true, correct and complete description of the share capital and the Equity Securities issued by each of the Subsidiaries. The Equity Securities of the Subsidiaries are held as indicated in Schedule 4.4 of the Company Disclosure Letter, free and clear of any Encumbrances. All of the issued and outstanding Equity Securities of each other Group Company have been duly authorized, are validly issued, fully paid not been repaid, neither in whole nor in part, and nonassessable, in compliance with all the requirements of Applicable Law and all requirements. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require any Group Company to issue, sell, or otherwise cause to become outstanding any of its Equity Securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Group Company. No Group Company is a party to and there is not, and immediately after the Closing there will not be, any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust or agreement, sub-participation agreement, registration rights agreement or shareholders agreement, whether or not such Group Company is a party thereto, with respect to the purchase, sale, creating of Encumbrances or voting or other shareholder rights of or in respect of any Equity Securities of any Group Company. No Group Company holds any treasury shares. There are no unvested shares of capital stock of the Company or shares of capital stock of the Company that are subject to a repurchase right of the Company. There is no Liability for dividends accrued and unpaid by the Company. Each Company Shareholder is ultimately solely controlled by U.S. persons within the meaning of the CFIUS Regulations.

4.5        No Conflict. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Acquisition or any other transaction contemplated hereby or thereby, shall conflict with, result in a termination, breach, impairment or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of, or notice to, any third party, under: (i) any provision of the Charter Document of any Group Company, each as currently in effect; (ii) any Applicable Law applicable to any Group Company or any of its assets or properties; or (iii) any Company Material Contract. Neither the Company’s entering into this Agreement nor the consummation of the Acquisition shall change the obligations or rights of the Company as they exist at the Closing and without giving effect to any action taken by Buyer after the Closing to make payments to or receive payments from any customer or supplier of the Company.

4.6        Litigation. There is no Action pending against any Group Company (and there is no Action pending against any officer, director, employee or agent of any Group Company in their capacity as such or relating to their employment, services or relationship with such Group Company) before any Governmental Authority, arbitrator or mediator, nor, to the Knowledge of the Company, has any such Action been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against any Group Company. To the Knowledge of the Company, there is no reasonable basis for any person to assert a claim against any Group Company based upon the Company’s entering into this Agreement or any Company Ancillary Agreement or consummating the Acquisition or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement. No Group Company has an Action pending against any Governmental Authority or other Person.

4.7        Taxes.

(a)        Tax Returns and Audits.

(i)         Each Group Company (A) has properly completed and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects, (B) has timely paid all Taxes required to be paid by it for which payment was due (whether or not shown on any Tax Returns), (C) in accordance with generally accepted accounting practice, has established an adequate accrual or reserve for the payment of all Taxes expect to be payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the face of the Company Balance Sheet (rather than in any notes thereto) and will establish an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portion thereof through the Closing Date, (D) has made (or will make on a timely basis) in all material respects all estimated Tax payments required to be made, (E) has no Liability for Taxes in excess of the amount so paid or accruals or reserves so established, and (F) since the Balance Sheet Date has not incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice other than as a result of the transactions contemplated by this Agreement. The Company has made available to Buyer correct and complete copies of all federal income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Group Company filed or received for all taxable years remaining open under the applicable statute of limitations.

(ii)         None of the Group Companies is materially delinquent in the payment of any Tax or in the filing of any Returns, no material deficiencies for any Tax have been threatened, claimed, proposed or assessed against any Group Company or any of its officers, employees or agents in their capacity as such, where such threat, claim, proposal or assessment remains outstanding.

(iii)         Within the three years prior to Closing, no Group Company has received from the IRS or any other Governmental Authority (including any sales or use Tax authority) any written and outstanding (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Authority against any Group Company. No Tax Return of any Group Company is under audit by the IRS or any other Governmental Authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Authority conducting such audit and all Taxes determined by such audit to be due from such Group Company have been paid in full to the applicable Governmental Authorities or adequate reserves therefor have been established and are reflected on the face of the Company Balance Sheet (rather than in any notes thereto). To the Knowledge of the Company, no claim has ever been made by a Governmental Authority in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be required to file any such Tax Returns in that jurisdiction.

(iv)         No material Tax liens are currently in effect against any of the assets of any Group Company other than liens for Taxes not yet due and payable. There is not in effect any waiver by any Group Company of any statute of limitations with respect to any Taxes nor has any Group Company agreed to any extension of time for filing any Tax Return that has not been filed. No Group Company has consented to extend the period in which any Tax may be assessed or collected by any Tax agency or authority which extension is still in effect.

(v)         Each Group Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Governmental Authorities.

(vi)         Except as set forth on Schedule 4.7(a) of the Company Disclosure Letter, no consideration payable pursuant to this Agreement is subject to withholding in any jurisdiction.

(vii)         No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (A) the application of Section 481 or Section 263A of the Code (or any corresponding or similar provisions of state, local or foreign Tax laws) to transactions, events or accounting methods employed prior to the Closing, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (C) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively) (or any corresponding or similar provisions of state, local or foreign Tax law); (D) any installment sale, open transaction or other transaction made on or prior to the Closing Date, or (E) any prepaid amount received on or prior to the Closing Date.

(b)        Withholding. Each Group Company has materially complied with all Applicable Law relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or any corresponding or similar provisions of state, local or foreign Tax law), and has, substantially within the time and in the manner prescribed by Applicable Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all Applicable Law (including the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment Tax withholding laws), including federal, state, local and foreign Taxes, and has timely filed or provided all withholding Tax Returns in accordance with Applicable Law.

(c)        Special Tax Status.

(i)         No Group Company is a party to or bound by any Tax sharing, indemnity, or allocation Contract (other than with another Group Company), and no Group Company has any Liability to another party (other than with another Group Company) under any such Contract.

(ii)         No Group Company is now, or has ever been, a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. No Group Company has any Liability for the Taxes of any Person (other than another Group Company) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax law), as a transferee or successor, by Contract or otherwise.

(iii)         Within the three years prior to Closing, the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(iv)         Each Group Company is, and has been at all times within the past two (2) years, in compliance with the Transfer Pricing Policy in all material respects.

(v)         Each Group Company is in compliance with all terms and conditions of any Tax exemptions expressly granted by the IRS or any other Governmental Authority, and to the Knowledge of the Company the consummation of the Acquisition shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions.

(vi)         No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the country in which it is incorporated. No Group Company operates or conducts business through any branch in any country other the country in which it is incorporated.

(vii)         No Group Company has ever requested or received a material ruling from any Tax authority (other than the Tax Ruling) or signed a closing or other agreement with any Tax authority.

(viii)         To the Knowledge of the Company, there is no limitation on the utilization by any Group Company of its net operating losses, built-in losses, Tax credits or similar items under Sections 382, 383 or 384 of the Code or comparable provisions of foreign, state or local law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

(d)        Nonqualified Deferred Compensation.

(i)         Except as set forth in Schedule 4.7(d) of the Company Disclosure Letter, the Company is not a party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has since January 1, 2005 been operated in compliance in all material respects with Section 409A of the Code, and the applicable Treasury Regulations and IRS guidance thereunder so as to avoid any Tax pursuant to Section 409A of the Code. The document or documents that evidence each such plan substantially conform to the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

(e)        Additional Tax Representations. Except as set forth on Schedule 4.7(e) of the Company Disclosure Letter, the Company is not a party to any Contract or any Company Benefit Arrangement that, to the knowledge of the Company, could give rise to payments with respect to the performance of services that are nondeductible under Sections 162(m), 404 or 280G of the Code or subject to the excise tax under Section 4999 of the Code, and no amount payable as a result of or in connection with the consummation of the Acquisition by any employee or director of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1)

under any Company Employee Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

4.8        Related Party Transactions. None of the Group Companies has, or, to the Knowledge of the Company, has been deemed to have for purposes of any Applicable Law, engaged in or been party to any transaction with any of its officers, directors, employees or direct or indirect shareholders or, to the Knowledge of the Company, any member of their immediate families (i) acquired or have the use of property for proceeds greater than the fair market value thereof, (ii) received services or have the use of property for consideration other than the fair market value thereof, or (iii) received interest or any other amount other than at a fair market value rate from any person with whom it does not deal at arm’s length within the meaning of applicable taxation acts. None of the Group Companies has, or, to the Knowledge of the Company, has been deemed to have for purposes of any Applicable Law, engaged in or been party to any transaction with any of its officers, directors, employees or direct or indirect shareholders or, to the Knowledge of the Company, any member of their immediate families (i) disposed of the property for proceeds less than the fair market value thereof, (ii) performed services for consideration other than the fair market value thereof or (iii) paid interest or any other amount other than at a fair market value rate to any person with whom it does not deal at arm’s length within the meaning of applicable acts. To the Knowledge of the Company, none of the officers, directors and employees of any Group Company, any Company Shareholder, nor any immediate family member of an officer, director, employee or such beneficial owner, has a direct ownership interest of more than five percent (5%) of the equity ownership of any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Group Companies.

4.9        Company Financial Statements.

(a)        Schedule 4.9(a) of the Company Disclosure Letter includes the Company Financial Statements. The Company Financial Statements: (a) are derived from and are in accordance with the books and records of the Group Companies; (b) fairly present in all material respects the financial condition of the Company and its Subsidiaries at the dates therein indicated and the results of operations and cash flows of the Group Companies for the periods therein specified; and (c) have been prepared in accordance with GAAP (except that the unaudited Company Financial Statements do not have notes and are subject to normal recurring year-end adjustments, the effect of which are not, individually or in the aggregate, material to the Group Companies). Except for (i) Liabilities shown on the Company Balance Sheet, (ii) Liabilities that were incurred after the Balance Sheet Date in the Ordinary Course of Business, (iii) executory Liabilities expressly provided for in any of the Company’s Contracts that have been made available to Buyer and that are not required to be reflected in the Company Financial Statements under GAAP, (iv) Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement, which have been or will be taken into account in the calculation of Transaction Fees and (v) Liabilities identified in the Company Disclosure Letter, the Group Companies have no Liabilities, individually or in the aggregate, that are or could reasonably be expected to have a Material Adverse Effect. All reserves established by the Group Companies that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP.

(b)         Except as disclosed in Schedule 4.9(b) of the Company Disclosure Letter, the Company has established and maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. The Company has disclosed to the Company’s outside auditors and Board (x) any Known significant deficiencies and Known material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of any of these disclosures made by management to the Company’s auditors and Board is set forth as Schedule 4.9(b) of the Company Disclosure Letter. Except as disclosed in Schedule 4.9(b) of the Company Disclosure Letter, the Company does not have any Knowledge of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data.

(c)         The Company has filed and published all its annual accounts in compliance with the Luxembourg Company Law.

4.10        Title to Properties.

(a)         The Group Companies have good and valid title to, or in the case of leased assets and properties, valid leasehold interests in, all of the respective tangible assets and properties used, possessed or occupied by them (including those shown on the Company Balance Sheet), free and clear of all Encumbrances, other than Permitted Encumbrances. Such assets are sufficient for the continued operation of the Company Business. All properties used in the operations of the Company Business are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected. All machinery, vehicles, equipment and other tangible personal property owned or leased by each Group Company or used in the Company Business are in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which a Group Company is a party are fully effective and afford such Group Company, as applicable, a valid leasehold possession of the real or personal property that is the subject of the lease. Schedule 4.10(a)-1 of the Company Disclosure Letter sets forth a complete and accurate list of all real property owned by any Group Company, including rights equivalent to real property (grundstücksgleiche Rechte) (the “Owned Real Property”). Schedule 4.10(a)-2 of the Company Disclosure Letter sets forth a complete and accurate list of all real property leased or subleased to any Group Company (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), with correct and completed copies of each lease or sublease thereof (the “Leases”) has been delivered by the Company to Buyer. Schedule 4.10(a)-3 of the Company Disclosure Letter sets forth a complete and accurate listing of the locations of all sales offices and any other offices or facilities of the Group Companies and a true and complete and accurate list of all states or foreign jurisdictions in which any Group Company maintains employees.

(b)         With respect to each Owned Real Property listed in Schedule 4.10(a)-1 of the Company Disclosure Letter:

(i)         the Group Company that is shown as the owner of such real property in Schedule 4.10(a)-1 has good and marketable indefeasible fee simple title, free and clear of all Encumbrances, except for Permitted Encumbrances;

(ii)         no Group Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;

(iii)         there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and

(iv)        Schedule 4.10(b)(iv) contains up-to-date copies of any land register (Grundbuch), register of heritable building rights (Erbbaugrundbuch) and public encumbrance register (Baulastenverzeichnis) existing in respect of Owned Real Property owned by TD Germany. No registrations or applications for registration in such registers are pending and there are no matters which are not registered therein, but with respect to which a registration in any of such registers would be required or permitted under Applicable Law. No Owned Real Property owned by TD Germany is encroached (überbaut) and no buildings on such Owned Real Property encroach over neighboring properties. None of the Group Companies has received any written notice from any Governmental Authority or Person of any pending or threatened condemnations (Enteignung), planned public redevelopment measures (Sanierungsmaßnahmen), annexation, special assessments charged on the premises (Erschließungskostenbeiträge), zoning or subdivision changes (Änderungen der Bauleitplanung und Parzellierung), affecting such Owned Real Property.

(c)         With respect to each Lease listed in Schedule 4.10(a)-2 of the Company Disclosure Letter:

(i)         such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(ii)         no Group Company is in breach or default under such leases or subleases, and to the Knowledge of the Company, no other party thereto is in breach of default thereof, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iii)         no Group Company has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(iv)         to the Knowledge of the Company, the owner of the Leased Real Property has good and marketable title to such Leased Property, and such owners of the sublessor of the Leased Real Property has full right, power and authority to lease the Leased Real Property and improvements thereon to the applicable Group Company on the terms set forth in such Lease; and

(v)         no Group Company is obligated to pay any leasing or brokerage commission relating to such lease or will have any obligation to pay any leasing or brokerage commission upon the renewal of the lease.

(d)         All facilities located on the Real Property have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained by the applicable Group Company in accordance with Applicable Law.

(e)         The Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including, if applicable, the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting such Real Property.

(f)         All facilities located on the Real Property are supplied with all water, gas, electrical, sewer, storm and waste water systems and all other utilities and other services necessary for the operation of said facilities, and such utilities and services are operational and sufficient.

(g)         All buildings, structures, fixtures, building systems and equipment located on the Real Property and used in the business of the applicable Group Company are in good condition and repair and sufficient for the operation of the business of the applicable Group Company and there are no material defects in design, construction or structure of any premises or other improvements utilized by applicable Group Company.

(h)         There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of the Company, threatened, affecting any parcel of Real Property or any portion thereof or interest therein.

(i)         The Real Property comprises all of the real property used or intended to be used in the Company Business.

(j)         With respect to each such owned personal property in Schedule 4.10(a)-2 of the Company Disclosure Letter, to the Knowledge of the Company, there are no Parties (other than the Group Companies and its officers, directors, employees, consultants and agents) who are in possession of or who are using any such item of personal property.

4.11        Absence of Certain Changes. Since the Balance Sheet Date, the Company Business has been operated in the Ordinary Course of Business, and since such date there has not been with respect to any Group Company any:

(a)         Material Adverse Change or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Change;

(b)         amendment or change in its Charter Documents;

(c)         incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances) or (ii) any Liability as a guarantor or surety with respect to the obligations of any Person other than another Group Company;

(d)         material damage, destruction or loss of any property or asset, whether or not covered by insurance;

(e)         declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, other than the issuance of Company Shares in connection with the conversion of outstanding Debt to equity by the Company and the Company Shareholders prior to the Closing;

(f)         any material change with respect to its senior management or other key personnel;

(g)         any actual or threatened material employee strikes, work stoppages, slowdowns or lockouts or, to the Knowledge of the Company, any labor union organization activity;

(h)         making or entering into of any Contract with respect to any acquisition, sale or transfer of all or substantially all of the assets of the Company;

(i)         any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(j)         commencement of any action, suit, arbitration, mediation, proceeding, claim or investigation, or receipt notice of or, to the Knowledge of the Company, a threat of any action, suit,

arbitration, mediation, proceeding, claim or investigation against a Company Entity relating to any of its business, properties or assets;

(k)         any negotiation with respect to, or any entry into, any Contract to do any of the things described in the preceding clauses (a) - (j) (other than negotiations and agreements with Buyer and its representatives regarding the transactions contemplated by this Agreement).

4.12        Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedule 4.12 of the Company Disclosure Letter sets forth a list of each of the following Contracts to which any Group Company is a party or to which any Group Company or any of its assets or properties is bound:

(a)         any material dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology;

(b)         any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property, which software, content, technology or Intellectual Property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of any Group Company;

(c)         any Contract that relates to a partnership (including silent partnership (Stille Gesellschaft), joint venture, joint marketing, joint development or similar arrangements with any other Person, and any cash-pooling agreements or similar agreements;

(d)         any Company Employee Agreement or other Contract for or relating to the employment by it of any director, managing director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that is not immediately, or, in the case of TD Germany, in compliance with such notice period as required under mandatory Applicable Law, terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director, managing director, officer, employee or consultant in connection with the Acquisition, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(e)         any Contract with any labor union, organization or association or any works council, including any collective bargaining agreement, works agreement (Betriebsvereinbarung) or similar Contract with respect to employees of any Group Company;

(f)         any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP which will remain in place after the Closing;

(g)         any Contract that, following the Closing, will restrict Buyer or any of its Subsidiaries from (i) engaging in any aspect of its business, (ii) participating or competing in any line of business, market or geographic area, (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), or (iv) soliciting potential employees, consultants, contractors or other suppliers or customers;

(h)         any Contract under which any Group Company grants any exclusive rights, non-competition rights, rights of refusal or rights of first negotiation to any Person;

(i)         any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor;

(j)         any Contract with any labor union or works council or any collective bargaining agreement or works agreement or similar Contract with its employees or representatives of its employees

(k)         any Contract with a third party that leases temporary employees or independent contractors to work for a Group Company;

(l)         any settlement agreement (including any agreement under which any employment-related claim is settled);

(m)         any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any Person other than another Group Company;

(n)         any Contract in which its officers, directors, employees or shareholders or, to the Knowledge of the Company, any member of their immediate families is directly or indirectly interested (whether as a party or otherwise) other than a Company Employee Agreement;

(o)         any Contract pursuant to which it has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(p)         any Contract with any Person with whom any Group Company does not deal at arm’s length;

(q)         any Contract that involves the sharing of profits with other Persons or the payment of royalties to any other Person other than another Group Company or an employee as part of their employment arrangements, excluding non-exclusive software licenses entered into in the Ordinary Course of Business;

(r)         any Contract containing any support, maintenance or service obligations on the part of any Group Company that has been entered into outside of the Ordinary Course of Business;

(s)         any Contract that does not contain a limitation of the liability of a Group Company for money damages thereunder for any purpose, or that purports to expose a Group Company to unlimited liability for money damages thereunder under any circumstances;

(t)         any Contract that relates to any interest rate or currency, swap, cap, collar or other derivative or hedging arrangement;

(u)         any Contract subjecting any Group Company to an employee or customer non-solicitation provision;

(v)         any Contracts or subcontracts to which a Governmental Authority is a party; or

(w)         any other Contract that is material to it or its business, operations, financial condition, properties or assets.

All Contracts to which any Group Company is a party are in written form.

4.13        No Default; No Restrictions.

(a)         Each of the Company Material Contracts is in full force and effect. Each Group Company is performing all of the obligations required to be performed by it and is entitled to all of the benefits under, and is not alleged to be in default in respect of, any Company Material Contract to which it is a party or by which it is bound. There exists no default or event of default or event, occurrence, condition or act, with respect to any Group Company or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice or the lapse of time, would reasonably be expected to (i) become a default or event of default under any Company Material Contract to which such Group Company is a party or by which such Group Company is bound or (ii) give any third party (A) the right to declare a default or exercise any remedy under such Company Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under such Company Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Group Company under such Company Material Contract, or (D) the right to cancel, terminate or modify such Company Material Contract. No Group Company has not received any written, or, to the Knowledge of the Company, oral notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Company Material Contract.

(b)         No Group Company is a party to, nor any asset or property of any Group Company is bound or affected by, any judgment, injunction, order or decree, that restricts or prohibits any Group Company or, following the Closing, will restrict or prohibit the Company or Buyer, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees, restricting the geographic area in which any Group Company may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that any Group Company may address in operating the Company Business or restricting the prices which any Group Company may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company of exclusive rights or licenses, non-competition rights, rights of refusal, rights of first negotiation or similar rights.

4.14        Intellectual Property.

(a)        Schedule 4.14(a)(i) of the Company Disclosure Letter contains a complete and accurate list of all Company Offerings, including, where applicable, the title and most current version. Each of the Company Offerings or services performs in all material respects, free of significant defects, bugs or errors (other than those listed in any documentation delivered with the Company Offerings or services, or which are disclosed in Schedule 4.14(a)(ii) of the Company Disclosure Letter), in compliance with the functions, performance and other requirements described in any applicable warranty, published specifications or end user documentation provided by the Company or its Subsidiaries to customers of the Company or its Subsidiaries acquiring such Company Offerings or services.

(b)        Schedule 4.14(b) of the Company Disclosure Letter contains a complete and accurate list of all Registered Company Intellectual Property, in each case listing, as applicable: (i) for each Patent, the name of the current owner, the Patent number or application serial number and the jurisdiction in which each Patent was filed; (ii) for each registered Trademark or Trademark application, the name of the applicant/registrant/creator, the jurisdiction where the application/registration/creation is located (by country, province and state) and the application serial number or registration number; (iii) for each

Domain Name, the name of the registrant and expiration date of the registration; and (iv) for each Copyright or Copyright application, the name of the applicant/registrant, the jurisdiction where the application/registration is located (by country, province and state) and the application or registration number. Schedule 4.14(b) of the Company Disclosure Letter also contains a complete and accurate list of all material unregistered Trademarks used or held for use by the Company and its Subsidiaries to indicate the source or origin of the Company Offerings and all material unregistered Copyrights that are Company-Owned Intellectual Property. All Registered Company Intellectual Property is exclusively owned by and registered or applied for solely in the name of the Company or its Subsidiaries. All Registered Company Intellectual Property is valid, has not been abandoned and, except for applications for the foregoing, is enforceable. There are no pending disputes regarding such Registered Company Intellectual Property, including disputes with regard to the validity of such right, the scope thereof, or any (alleged) violation thereof.

(c)         Except as set forth in Schedule 4.14(c) of the Company Disclosure Letter: (i) all necessary registration, maintenance, employee inventor and renewal fees with respect to the Registered Company Intellectual Property have been paid; (ii) and all documents and instruments necessary for the purposes of obtaining, maintaining, perfecting, preserving and renewing such Registered Company Intellectual Property have been validly executed, delivered and filed with the appropriate Governmental Authority; (iii) each item of Registered Company Intellectual Property has been prosecuted in compliance with all applicable rules, policies, and procedures of the applicable Governmental Authority, and (iv) there are no actions that must be taken for the purposes of obtaining, maintaining, preserving or renewing any Registered Company Intellectual Property within ninety (90) days following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any affidavits, responses, recordations, certificates or other documents. Neither the Company, any of its Subsidiaries nor any of their respective employees, officers or directors has taken any actions or failed to take any actions that would cause any of the Registered Company Intellectual Property to be invalid, unenforceable or not subsisting.

(d)         To the Knowledge of the Company, there are no facts, circumstances, or information that would or reasonably could be expected to: (i) render any of the Intellectual Property Rights in the Company-Owned Intellectual Property invalid or unenforceable; or (ii) adversely affect, limit, restrict, impair, or impede the ability of the Company to use and practice the Company Intellectual Property upon the Closing in the same or similar manner as currently used and practiced by the Company prior to the Closing.

(e)        Schedule 4.14(e)(i) of the Company Disclosure Letter contains a complete and accurate list of all Contracts to which the Company or its Subsidiaries is a party, or by which the Company or its Subsidiaries is otherwise bound, under which the Company or one of its Subsidiaries has granted or agreed to grant to any other Person any license, covenant, release, immunity or other right that applies to any Company-Owned Intellectual Property (“Outbound Intellectual Property Contracts”), other than nondisclosure agreements entered into in the Ordinary Course of Business. Schedule 4.14(e)(ii) of the Company Disclosure Letter contains a complete and accurate list of all Contracts to which the Company or its Subsidiaries is a party, or by which the Company or its Subsidiaries is otherwise bound, under which any other Person has granted or agreed to grant to the Company or its Subsidiaries any license, covenant, release, immunity or other right with respect to Intellectual Property (“Inbound Intellectual Property Contracts”), other than non-exclusive inbound end user licenses of generally commercially available software with license fees under $5,000 that do not relate to software incorporated into any Company Offering. The Inbound Intellectual Property Contracts and Outbound Intellectual Property Contracts, together, are referred to herein as the “Company Intellectual Property Contracts.” All Company Intellectual Property Contracts are in full force and effect, and enforceable in accordance with their terms. The Company or its Subsidiaries, as applicable, is in compliance with, and have not breached any term of, any such Company Intellectual Property Contracts and, to the Knowledge of the Company, all other Parties to such Company Intellectual Property Contracts are in compliance with, and have not breached any term of, such Company Intellectual Property Contracts. There are no pending disputes regarding such Company Intellectual Property Contracts, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of, acceleration of any payments or loss of any rights under, any of the Company Intellectual Property Contracts.

(f)         Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer or the Company, by operation of law or otherwise, of any Contracts to which the Company or any of its Subsidiaries is a party, will result in: (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Intellectual Property; (ii) Buyer or the Company granting to any third party any right in any Intellectual Property; (iii) Buyer or the Company being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; or (iv) Buyer or the Company being obligated to pay any amounts, or offer discounts, in connection with Intellectual Property, to any Person, in each case in a manner other than that in which the Company or any of its Subsidiaries would be obligated had such transactions contemplated hereby not occurred.

(g)         The Company or one of its Subsidiaries solely and exclusively owns all right, title and interest in and to (including the sole right to enforce) the Company-Owned Intellectual Property, including any improvements made by or for the Company or one of its Subsidiaries, free and clear of all Encumbrances (other than Permitted Encumbrances), and have not: (i) licensed any such Company-Owned Intellectual Property, or any other Company Intellectual Property, to any Person, except pursuant to an Outbound Intellectual Property Contract listed in Schedule 4.14(e)(i) of the Company Disclosure Letter, or a nondisclosure agreement entered into in the Ordinary Course of Business; or (ii) exclusively licensed any such Company-Owned Intellectual Property, or any other Company Intellectual Property, to any Person. To the extent that any Company-Owned Intellectual Property is not solely and exclusively owned by Company or one of its Subsidiaries, such Company-Owned Intellectual Property is licensed exclusively to Company or one of its Subsidiaries pursuant to an Inbound Intellectual Property Contract for use in the manner in which it is currently used and is planned to be used by the Company or the applicable Subsidiary. All Licensed Company Intellectual Property is licensed to Company or one of its Subsidiaries pursuant to a Company Intellectual Property Contract for use in the manner in which it is currently used and is planned to be used by the Company or the applicable Subsidiary.

(h)         The Intellectual Property included in the Company-Owned Intellectual Property and Licensed Company Intellectual Property include all of the Intellectual Property that is necessary to enable Buyer and the Company and its Subsidiaries to conduct the Company Business in the same manner as currently conducted by the Company and its Subsidiaries, and following the Closing, the Company and its Subsidiaries will own or have (pursuant to the Company Intellectual Property Contracts) the same rights that the Company and its Subsidiaries have immediately prior to the Closing with respect to such Intellectual Property.

(i)         The Company and its Subsidiaries have taken steps consistent with generally accepted industry standards, and in any event no less than reasonable steps, to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all information and materials not generally known to the public that are included in the Company Intellectual Property (including any Trade Secrets provided by or to third Persons). Neither the Company nor any of its Subsidiaries has authorized the disclosure of any Trade Secret included in the Company Intellectual Property or Company-Owned Intellectual Property, nor has any such Trade Secret been disclosed, other than pursuant to a valid and enforceable confidentiality agreement with respect thereto. No Person has misappropriated or made any unauthorized disclosure of any Trade Secret included in the Company Intellectual Property or Company-Owned Intellectual Property (or claimed or understood to be so included), or breached any obligations of confidentiality with respect to the Company Intellectual Property or Company-Owned Intellectual Property.

(j)         Each current, and to the Knowledge of the Company, each former, employee, officer, consultant and contractor of the Company and each of its Subsidiaries, who is or has been involved in the development of any Company Intellectual Property or Company-Owned Intellectual Property, has executed and delivered to the Company or one of its Subsidiaries employment or contractor agreements, non-disclosure agreements, and assignment of invention and Works of Authorship agreements that assign to the Company or one of its Subsidiaries all right, title and interest in and to any Intellectual Property arising from or developed or delivered to the Company or one of its Subsidiaries in connection with such Person’s work for or on behalf of the Company or one of its Subsidiaries and provide reasonable protection for Trade Secrets of the Company or its Subsidiaries. No current, or to the Knowledge of the Company, former, employee, officer, consultant or contractor is party to any agreement, non-disclosure agreement, assignment agreement, or similar agreement with any Person, according to which any Person (including, but not limited to, any Governmental Authority, government-owned institution, university, college, other educational institution or research center) has ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property or Company-Owned Intellectual Property. No current, or to the Knowledge of the Company, former, employee, officer, consultant or contractor is in default or breach of any material term of any employment or contractor agreement, non-disclosure agreement, assignment agreement, or similar agreement. No current, or to the Knowledge of the Company, former, employee, officer, consultant or contractor of the Company or its Subsidiaries has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property or Company-Owned Intellectual Property. In each case in which the Company or one of its Subsidiaries has acquired ownership (or claimed or purported to acquire ownership) of any Intellectual Property from any Person (including any employee, officer, consultant and contractor of the Company or one of its Subsidiaries), the Company or such Subsidiary has obtained a valid and enforceable written assignment sufficient to irrevocably transfer ownership of and all rights with respect to such Intellectual Property to the Company or such Subsidiary. No current, or to the Knowledge of the Company, former, employee, officer, consultant or contractor of the Company or one of its Subsidiaries who was involved in, or who contributed to, the creation or development of any of the Company Intellectual Property or Company-Owned Intellectual Property, has performed services for or was an employee of any Governmental Authority, government-owned institution, university, college, other educational institution or research center while such employee, consultant or independent contractor was also performing services for the Company or such Subsidiary or during the time period in which such employee, consultant or independent contractor invented, created or developed any Company Intellectual Property or Company-Owned Intellectual Property.

(k)         No government funding, facilities or funding of a university, college, other educational institution or research center or funding from a granting agency was used in the development of any Company-Owned Intellectual Property.

(l)         The Company Business, including the design, development, use, provision, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Offerings: (i) does not infringe, misappropriate, use or disclose without authorization, or otherwise violate any Intellectual Property Rights of any third Person; and (ii) does not constitute unfair competition or trade practices under the laws of any relevant jurisdiction.

(m)         Except as set out in Schedule 4.14(m) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any Claim (or notice of any related Action) that the Company, any Company Offering, Company-Owned Intellectual Property, Licensed Intellectual Property or Company Intellectual Property infringes, misappropriates, uses or discloses without authorization, or otherwise violates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any facts, circumstances or information that could reasonably be the basis for such a Claim). No Claim of infringement of Intellectual Property Rights is pending or, to the Knowledge of the Company, threatened, against any Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company or one of its Subsidiaries with respect to such Claim. Without limiting the foregoing, except as set out in Schedule 4.14(m) of the Company Disclosure Letter, the Company and each of its Subsidiaries have not received any correspondence asking or inviting the Company or one of its Subsidiaries to enter into a Patent license or similar agreement, to obtain a release or a covenant not to sue for Patent infringement, or otherwise to enter into other arrangements with respect to the Patents of any other Person.

(n)        Schedule 4.14(n) of the Company Disclosure Letter contains a complete and accurate list of all Open Source Materials incorporated into, distributed with or used in connection with the development of any Company Offerings, including a listing of the Open Source Licenses applicable to each such Open Source Material and the manner in which such Open Source Material is used. Neither the Company nor any of its Subsidiaries has used or is using any Open Source Materials in connection with the software included in the Company Offerings in such a manner that could cause any such software, in whole or in part, to be (i) disclosed, distributed, licensed or made available in source code form, (ii) licensed for the purpose of making derivative works, (iii) made available for free or for a nominal fee or (iv) licensed, sold or otherwise made available on terms that limit the ability to charge fees for use or grant the rights to reverse engineer, decompile or otherwise derive source code of such software. All use and distribution of Company Offerings or any Open Source Materials by or through the Company or one of its Subsidiaries is in full compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements.

(o)         To the Knowledge of the Company no Person has infringed or misappropriated, or is infringing or misappropriating, any Intellectual Property Right in the Company-Owned Intellectual Property. Except as set out in Schedule 4.14(o) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has made any Claims with respect to infringement of any Intellectual Property Right in the Company-Owned Intellectual Property against any Person, nor has the Company or its Subsidiaries issued any written communication inviting any Person to take a license, ownership interest, release, covenant not to sue or the like with respect to any Intellectual Property Right in the Company-Owned Intellectual Property.

(p)         To the Knowledge of the Company, the software included in the Company Offerings, or used by Company or each of its Subsidiaries to provide the Company Offerings, and the internal computer systems used in connection with the operation of the Company Business (consisting of hardware, software, Databases or embedded control systems, collectively, the “Systems”) are free of any material defects, bugs and errors in accordance with generally accepted industry standards, and does not contain or make available any disabling codes or instructions, backdoors, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. The Company and each of its Subsidiaries have taken commercially reasonable steps to safeguard its Systems and restrict unauthorized access thereto.

(q)         The Company and each of its Subsidiaries operate their websites, communicate with customers and otherwise conduct the Company Business in compliance in all material respects with all Applicable Law and any contractual obligations relating to privacy, data protection, and the collection and use of Personal Information.

4.15        Compliance with Laws.

(a)         Each Group Company has complied in all material respects, and is in material compliance, with all Applicable Law.

(b)         All materials, products and services distributed or marketed by any Group Company have at all times made all material disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

(c)         The Company holds all permits, licenses and approvals from, and have made all filings with, Governmental Authorities, that are legally required to be held to conduct the Company Business without any violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. The Company has never received any written notice or other written communication, or to the Knowledge of the Company, any oral notice or other oral communication, from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

4.16        Employees, ERISA and Other Compliance.

(a)        Schedule 4.16(a)(i) of the Company Disclosure Letter accurately lists all current managing directors or officers and employees of each Group Company as of the Agreement Date, and for each such managing director, officer and employee, his or her: (i) job position, (ii) hourly rate of compensation or base salary (as applicable), and (iii) employing entity. Schedule 4.16(a)(ii) of the Company Disclosure Letter accurately lists all independent contractors and persons that have a consulting or advisory relationship of each Group Company and each of their respective Affiliates as of the Agreement Date, and for each such independent contractor and person with a consulting or advisory relationship, his or her: (x) terms of compensation; and (y) contracting entity.

(b)         Each Group Company has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and other Applicable Law. All employees of each Group Company are legally permitted to be employed by such Group Company in the jurisdiction in which such employee is employed in their current job capacities for the maximum period permitted by Applicable Law. All independent contractors or persons that have a consulting or advisory relationship providing services to any Group Company have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law. No Group Company has any employment or consulting or advisory Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions) or, as applicable, by applying any mandatory notice period. No temporary worker has the right to demand employment by any Group Company.

(c)         Each Group Company and each of its respective Affiliates and ERISA Affiliates: (i) are, and at all times have been, in compliance in all material respects with all Applicable Law respecting employment, employment practices, terms and conditions of any managing director’s service agreements, consulting or advisory agreements, agreements with free-lancers and employment, employee safety and wages and hours, including the health care continuation requirements of COBRA, the requirements of the Family and Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and any similar provisions of state law; (ii) have withheld and reported all amounts required by Applicable Law or by Contract to be withheld and reported with respect to compensation, wages, salaries and other payments to managing directors or officers, employees, consultants or advisors of such Group Company or Affiliate; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any Applicable Law; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or any other applicable social insurance, or other benefits or obligations for managing directors, officers or employees of the Company or any Affiliate of the Company (other than routine payments to be made in the Ordinary Course of Business). There are no pending or, to the Knowledge of the Company, threatened claims or Legal Proceedings against any Group Company or any of their respective Affiliates under any compensation policy or long-term disability policy.

(d)         No Group Company is now, nor to the Knowledge of the Company has it ever been, subject to a union organizing effort. No Group Company is subject to any collective bargaining agreement with respect to any of its employees, subject to any other Contract with any trade or labor union, employees’ association or similar organization, or subject to any current labor disputes. To the Knowledge of the Company, no employee of any Group Company presently intends to terminate his or her employment with such Group Company and no employee of any Group Company has received an offer to join a business that may be competitive with the Company Business.

(e)         To the Knowledge of the Company, no Group Company has been a party to any action, or received written notice of any threatened action, in which such Group Company was, or is, alleged to have violated any Contract or Applicable Law relating to employment, including, but not limited to, equal opportunity, discrimination, retaliation, harassment, immigration, wages, hours, unpaid compensation, classification of employees as exempt from overtime or minimum wage laws, benefits, collective bargaining, works agreements, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees.

(f)         In the past two years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the WARN Act or any similar Applicable Law in any jurisdiction in respect of any Group Company nor has any Group Company been affected by any transaction or engaged in any lay-offs or employment terminations sufficient in number to trigger application of any such law.

(g)         To the Knowledge of the Company, no employee, consultant or advisor of any Group Company is in material violation of (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee, consultant or advisor to be employed by or to render services to such Group Company or to use trade secrets or proprietary information of others. To the Knowledge of the Company, the employment of any employee or engagement of any consultant, advisor or temporary worker by each Group Company does not subject it to any Liability to any third party.

(h)        Schedule 4.16(h) of the Company Disclosure Letter contains an accurate and complete list as of the Agreement Date of each Company Employee Plan and each Company Employee Agreement (collectively, the “Company Benefit Arrangements” and each a “Company Benefit Arrangement”). The Company has not committed to establish or enter into any new Company Benefit Arrangement, or to modify any Company Benefit Arrangement (except to conform any such Company Benefit Arrangement to the requirements of any Applicable Law, in each case as previously disclosed to Buyer in writing or as required by this Agreement).

(i)        The Company has made available to Buyer: (i) correct and complete copies of all documents establishing the terms of each Company Benefit Arrangement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Arrangement; (iii) if the Company Benefit Arrangement is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Benefit Arrangement assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Benefit Arrangement; (v) for the past three (3) years, all correspondence to or from any Governmental Authority relating to any Company Benefit Arrangement; (vi) all COBRA forms and related notices; (vii) all insurance policies in the possession of any Group Company or any of their respective Affiliates pertaining to fiduciary liability insurance covering the fiduciaries for each Company Benefit Arrangement; (viii) all discrimination tests required under the Code for each Company Benefit Arrangement intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (ix) the most recent IRS determination (or opinion letter, as applicable) issued with respect to each Company Benefit Arrangement intended to be qualified under Section 401(a) of the Code.

(j)        To the Knowledge of the Company, each Company Benefit Arrangement has been established and maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement, including ERISA and the Code. Each Group Company and each of their respective Affiliates have performed in all material respects all obligations required to be performed by them under each Company Benefit Arrangement and are not in default or violation in any material respect of, and to the Knowledge of the Company there are no defaults or violations in any material respect by any other party to, the terms of any Company Benefit Arrangement. Each such Company Benefit Arrangement that is intended to qualify under Section 401(a) of the Code has received a favorable opinion, advisory, notification and/or determination letter, as applicable, as to its qualified status under the Code, and nothing has occurred since the date of such letter that would adversely affect such favorable determination. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Arrangement. There is no claim, suit, administrative proceeding, action or other litigation pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits), against any Company Benefit Arrangement or against the assets of any Company Benefit Arrangement. Each Company Benefit Arrangement can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms and Applicable Laws, without material Liability to Buyer, the Company or any ERISA Affiliate (other than ordinary administration expenses). There is no audit, inquiry, administrative proceeding, or action pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, or any other Governmental Authority with respect to any Company Benefit Arrangement. Neither the Company nor any ERISA Affiliate has ever incurred any penalty or tax with respect to any Company Benefit Arrangement under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. No Company Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(k)        None of the Group Companies or any of their respective Affiliates or any of their respective current or former ERISA Affiliates has ever maintained, established, sponsored, participated in, or contributed to any: (i) pension plan subject to Title IV of ERISA; (ii) a “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) a “multiple employer plan” as defined in Section 413(c) of the Code; (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA; or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Group Companies or any of their respective Affiliates has ever maintained, established, sponsored, participated in or contributed to, any Company Benefit Arrangement in which stock of any Group Company or any their respective Affiliates is or was held as a plan asset.

(l)        All Contributions due from any Group Company or any of their respective Affiliates with respect to any of the Company Benefit Arrangements have been timely made or have been accrued on the Company Balance Sheet as required under Applicable Law, and no further contributions shall be due or are required to be accrued thereunder as of the Closing Date (other than contributions accrued in the Ordinary Course of Business, after the Balance Sheet Date as a result of the operations of the Company after the Balance Sheet Date).

(m)        There has been no amendment to, written interpretation or announcement (whether or not written) by any Group Company or any of their respective Affiliates relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2013 (other than increased insurance premiums and/or statutory premiums), except any such amendments that are required under Applicable Law.

(n)        Unless otherwise indicated in Schedule 4.16(n) of the Company Disclosure Letter, none of the Group Companies or any of their respective Affiliates is a party to any Company Benefit Arrangement: (i) with any current or former managing director, officer, employee, consultant or advisor of any Group Company or any of their respective Affiliates (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving such Group Company or Affiliate in the nature of the Acquisition or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such managing director, officer or employee (including death or medical benefits, whether or not insured, with respect to any former or current employer or any spouse or dependent of any such managing director, officer or employee) regardless of the reason for such termination of employment other than as required by COBRA (or similar state laws) or other Applicable Law; or (ii) the benefits of which shall be materially increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Acquisition or any of the other transactions contemplated by this Agreement, or any event subsequent to the Acquisition, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. None of the Group Companies or any of their respective Affiliates has any obligation to pay any material amount or provide any material benefit to any former managing director, officer or employee, other than obligations (1) for which the Company has established a reserve for such amount on the Company Balance Sheet and (2) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 4.16(n) of the Company Disclosure Letter.

4.17        Books and Records.

(a)        The books, records and accounts of the Group Companies (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, (iii) accurately and fairly reflect the basis for the Company Financial Statements and (iv) to the extent reasonably requested by Buyer, have been made available to Buyer and its counsel.

(b)        The minute books of the Company previously made available to Buyer or its counsel accurately and adequately reflect in all material respects all action previously taken by the shareholders, the Board and any committees of the Board.

(c)        Schedule 4.17(c) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which each Group Company maintains accounts of any nature and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

(d)        Each Group Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed by such Group Company in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP and Applicable Law or any other criteria applicable to such statements and (2) to maintain accountability for assets; and (iii) the amount recorded for assets on such Group Company’s books and records is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.18        Insurance. The Group Companies maintain the policies of insurance and bonds set forth in Schedule 4.18 of the Company Disclosure Letter, including all legally required workers’ compensation and other insurance, correct and complete copies of which have been made available to Buyer. Schedule 4.18 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount thereunder. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

4.19        Environmental Matters. Each Group Company and its predecessors and Affiliates are in material compliance with all Environmental Laws, which compliance includes the possession by each Group Company of all Governmental Permits and other governmental authorizations required under Environmental Laws and material compliance with the terms and conditions thereof. No Group Company has received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Group Companies with any current Environmental Law in the future. No current or prior owner of any property leased or possessed by any Group Company has received any written notice or other written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or any Group Company is not in compliance with any Environmental Law. All Governmental Permits held by the Group Companies pursuant to any Environmental Law (if any) are identified in Schedule 4.19 of the Company Disclosure Letter.

4.20        Customers and Suppliers.

(a)        The Company Offerings or services are only provided to third Parties under the terms of the warranty described in Schedule 4.20(a) of the Company Disclosure Letter.

(b)        Schedule 4.20(b) of the Company Disclosure Letter sets forth the top 25 customers and distributors of the Group Companies based on payments received or due over the twelve (12) complete calendar months ended December 31, 2012 and the six (6) complete calendar months ended June 30, 2013 (each a “Significant Customer”). All Significant Customers are current in their payment of invoices and the Group Companies do not have, and have not had, any material disputes with any Significant Customer that arose or remained unresolved during such period. To the Knowledge of the Company, there is no dissatisfaction on the part of any Significant Customer or any facts or circumstances that would reasonably be expected to lead to such material dissatisfaction. No Group Company has received written or, to the Knowledge of the Company, oral notice from any Significant Customer that such customer will not continue as a customer or distributor, as the case may be, of a Group Company (or the Company or Buyer) or that such customer or distributor, as the case may be, intends to terminate or request a material modification to existing Contracts with the a Group Company (or the Company or Buyer). None of any Group Company’s products have been returned by any such Significant Customer except for normal warranty returns consistent with past history and such returns that would not result in a reversal of any material amount of revenue by any Group Company.

(c)        Schedule 4.20(c) of the Company Disclosure Letter sets forth the top 25 suppliers of technical products and services to the Group Companies based on amounts paid or payable by any Group Company to such suppliers over the twelve (12) complete calendar months ended December 31, 2012 and the six (6) complete calendar months ended June 30, 2013 (each, a “Significant Supplier”). The Group Companies are current in their payments to all Significant Suppliers and no Group Company has, or has had, any material dispute concerning Contracts with or products or services provided by any Significant Supplier that arose or remained unresolved during such period. To the Knowledge of the Company, there is no material dissatisfaction on the part of any Significant Supplier or any facts or circumstances that could reasonably lead to such material dissatisfaction. No Group Company has received any written or, to the Knowledge of the Company, oral notice from any Significant Supplier that such supplier shall not continue as a supplier to a Group Company (or the Company or Buyer) or that such supplier intends to terminate or breach existing Contracts with a Group Company (or the Company or Buyer). The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company Business, and the Company has no Knowledge of any reasonable reason why it would not continue to have such access on commercially reasonable terms.

4.21        Accounts Receivable. Schedule 4.21 of the Company Disclosure Letter sets forth the accounts receivable listing of the Group Companies (other than accounts receivable from other Group Companies) as of June 30, 2013. All accounts receivable of the Group Companies are reflected properly on their books and records, represent bona fide, current and valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business, subject to no material setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the allowance for doubtful accounts set forth in the Company Balance Sheet as adjusted for the passage of time through the Closing Date consistent with the past custom and practice of the relevant Group Company. No Group Company has received written notice from any obligor of any material accounts receivable that such obligor is refusing to pay or contesting payment of which has not been resolved prior to the date of this Agreement, other than in the Ordinary Course of Business under any Contract with any obligor of any accounts receivable.

4.22        Foreign Corrupt Practices Act.

(a)        Each of the Group Companies and their respective officers, directors, employees, shareholders, Affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, the “Company Representatives”) are familiar with and are and have been in compliance with all Applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”) including the Foreign Corrupt Practice Act of 1977, as amended (“FCPA”), as if it were a U.S. Person. Furthermore, no Public Official (i) holds an ownership or other economic interest, direct or indirect, in any Group Company or in the contractual relationship formed by this Agreement, or (ii) serves as an officer, director or employee of any Group Company. Without limiting the foregoing, no Group Company or Company Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of,

(i)        the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person;

(ii)        the taking of any action by any Person which (i) would violate the FCPA, if taken by an entity subject to the FCPA, or (ii) could reasonably be expected to constitute a violation of any applicable Compliance Law;

(iii)        the making of any false or fictitious entries in the books or records of any Group Company by any Person; or

(iv)        the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

(b)        No Group Company or any Company Representative has ever been found by a Governmental Authority to have violated any criminal or securities law or is subject to any indictment or any government investigation for bribery. None of the beneficial owners of any Equity Securities or other interest in any Group Company or the current or former Company Representatives are or were Public Officials.

(c)        No Group Company or any Company Representative is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any Group Company. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

(d)        If the Group Companies have beneficial owners or Company Representatives who are Public Officials, no such Public Official has been involved on behalf of a Governmental Authority in decisions as to whether any Group Company would be awarded business or that otherwise could benefit any Group Company, or in the appointment, promotion, or compensation of persons who will make such decisions.

4.23        Export Controls. Each Group Company has at all times conducted its export and related transactions in all material respects in accordance with (i) all applicable U.S. export, re-export, and anti-boycott laws and regulations, including the Export Administration Regulations, the Arms Export Control Act and International Traffic in Arms Regulations, and U.S. economic sanctions laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and (ii) all other applicable import and export controls in the other countries in which each Group Company conducts business. Without limiting the foregoing:

(a)        Each Group Company has obtained all material export licenses and other material consents, authorizations, waivers, approvals, and orders, and has made or filed any and all necessary notices, registrations, declarations and filings with any Governmental Authority, and has met the requirements of any license exceptions or exemptions, as required by Applicable Law for any Group Company in connection with (i) the export and re-export of products, services, software or technologies, and (ii) releases of technology, technical data or software to foreign nationals located in the United States and abroad (“Export Approvals”).

(b)        Each Group Company is in compliance in all material respects with the terms of all applicable Export Approvals.

(c)        There are no pending or, to the Knowledge of the Company, threatened inquiries, investigations, enforcement actions, voluntary disclosure or other claims against any Group Company with respect to Export Approvals.

(d)        To the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to any Group Company’s export and related transactions that may give rise to any future inquiries, investigations, enforcement actions, voluntary disclosures or other claims.

(e)        No Export Approvals for the transfer of export licenses to Buyer or the Company are required, or such Export Approvals can be obtained expeditiously without material cost.

(f)        Schedule 4.23(f) of the Company Disclosure Letter sets forth the true, complete and accurate export control classification numbers applicable to the Group Companies’ products, services, software and technologies.

4.24        Product Warranty. Each product designed, manufactured, processed, sold, distributed or delivered by a Group Company or service provided by a Group Company has been in conformity with all applicable contractual commitments and specifications, government safety standards and other Applicable Law, all express and implied warranties and are substantially free from contamination, deficiencies or defects. There has not been, nor is there under consideration by a Group Company, any product recall or post-sale warning conducted by or on behalf of any Group Company concerning any product. No Group Company has any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other Damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Company Balance Sheet. No product manufactured, sold, or delivered by a Group Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Company has provided Buyer with copies of the standard terms and conditions of sale used by all Group Companies.

4.25        Inventory. Subject to reserves reflected in the Company Balance Sheet, the inventory of the Company and each Subsidiary is of good merchantable quality and salable (in the case of inventory held for sale) or usable (in the case of other inventory) in the Ordinary Course of Business. The value of damaged or obsolete inventory and of inventory below standard quality has been written down on the Company Balance Sheet to ascertainable market value, and the value at which inventories are carried reflects the customary inventory valuation policy of the Company or the Subsidiaries, as applicable. Since the Balance Sheet Date, the Company and each Subsidiary have continued to replenish inventories in a normal and customary manner consistent with past practices. Neither the Company nor any Subsidiary has received written or, to the Knowledge of the Company, oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at reasonable prices and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products.

4.26        No Existing Discussions. None of the Group Companies or, to the Knowledge of the Company, any director, officer, shareholder, employee or agent (or any investment banker, broker, finder or similar party) of any Group Company is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction.

4.27        Corporate Documents. The Company has provided to Buyer for examination by posting prior to the Agreement Date in the virtual data room maintained by the Group Companies and as to which Buyer and its representatives have been provided full access to all documents listed in the Company Disclosure Letter (including any Schedule thereto).

4.28        Transaction Fees. Except for the fees payable to the Persons set forth on Schedule 4.28 of the Company Disclosure Letter, none of the Group Companies or any Affiliate of any Group Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Acquisition or any other transaction contemplated by this Agreement. The legal and accounting advisors and any other persons to whom the Company currently expects to owe fees and expenses that will constitute Transaction Fees are set forth on Schedule 4.28 of the Company Disclosure Letter, and other than the Transaction Fees that will be due to the entities set forth on Schedule 4.28 of the Company Disclosure Letter, there are no Transaction Fees.

4.29        Disclosure. The representations and warranties in this Agreement (including the Company Disclosure Letter) and in each other document delivered or made available by any Group Company or the Company Shareholders to Buyer or its advisors in connection with this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. The information provided in writing to Buyer by or on behalf of the Company, any Company Shareholder or any of their respective Affiliates for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the shareholders of Buyer or at the time of the Buyer Shareholders Meeting, and the Offer Documents will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF COMPANY SHAREHOLDERS

Each Company Shareholder, jointly and severally, represents and warrants to Buyer that the statements contained in this Article 5 are true and correct on and as of the Agreement Date and shall be true and correct as of immediately prior to the Closing.

5.1        Organization of Company Shareholders. Each Company Shareholder is duly incorporated or organized, validly existing, and in good standing under the laws of Luxembourg with full entity power and authority to conduct its business as it is now being conducted.

5.2        Power, Authorization and Validity.

(a)        Power and Authority. Each Company Shareholder has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Shareholder Ancillary Agreements and to consummate the Acquisition. The execution, delivery and performance by each Company Shareholder of this Agreement, each of the Company Shareholder Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of each Company Shareholder.

(b)        No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by any Company Shareholder to enable it to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Shareholder Ancillary Agreements or to consummate the Acquisition, except for such consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by any Company Shareholder would not be material to such Company Shareholder’s ability to consummate the Acquisition or to perform their respective obligations under this Agreement and the Company Shareholder Ancillary Agreements.

(c)        Enforceability. This Agreement has been duly executed and delivered by each Company Shareholder. This Agreement and each of the Company Shareholder Ancillary Agreements are, or when executed by each Company Shareholder shall be, valid and binding obligations of such Company Shareholder, enforceable against such Company Shareholder in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

5.3        No Conflict. Neither the execution and delivery of this Agreement or any of the Company Shareholder Ancillary Agreements by each Company Shareholder, nor the consummation of the Acquisition or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of the Charter Documents of such Company Shareholder, each as currently in effect; (b) any Applicable Law applicable to such Company Shareholder or any of their respective material assets or properties; or (c) any Contract to which such Company Shareholder is a party or by which such Company Shareholder or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not be material to such Company Shareholder’s ability to consummate the Acquisition or to perform its obligations under this Agreement and the Company Shareholder Ancillary Agreements.

5.4        Company Interests. Each Company Shareholder owns of record and beneficially the Company Interests set forth next to its name in Schedule I attached hereto, and has good and marketable title to such Company Interests, free and clear of any Encumbrance whatsoever and with no restrictions on the rights and other incidents of record and beneficial ownership pertaining thereto. The Company Shares held by each Company Shareholder are duly authorized, validly issued and fully paid. None of the Company Shareholders is a party to any option, warrant, right (preemptive or otherwise),call, or other Contract or commitment, oral or in writing, that could require the Company Shareholder to sell, assign, transfer, or otherwise dispose of any Company Interests. None of the Company Shareholders is a party to any contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement with respect to the purchase, sale or voting of any Equity Securities of any Group Company.

5.5        Brokers’ Fees. None of the Company Shareholders is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Acquisition or any other transaction contemplated by this Agreement.

5.6        Information Supplied. The information provided in writing to Buyer by or on behalf of the Company Shareholders for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the shareholders of Buyer or at the time of the Buyer Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Buyer addressed to the Company Shareholders, dated as of the Agreement Date and delivered to the Company Shareholders concurrently with the Parties’ execution of this Agreement (the “Buyer Disclosure Letter”) specifically referencing a representation or warranty herein, Buyer represents and warrants to the Company Shareholders that the statements contained in this Article 6 (each of which exceptions and disclosures set forth in any section or subsection of the Buyer Disclosure Letter will apply to any other section or subsection of the Buyer Disclosure Letter to the extent the relevance to such other section or subsection is reasonably apparent from a reading of the text of such disclosure to a reader unfamiliar with the business of Buyer and its Subsidiaries, taken as a whole) are true and correct on and as of the Agreement Date. For purposes of this Agreement, a document shall be deemed to have been “made available” by the Buyer to the Company Shareholders only if it is publicly available through the EDGAR system or has been posted in the electronic data site at https://omm.firmex.com/projects/59/documents in connection with the Acquisition.

6.1        Organization, Good Standing and Qualification. Each of Buyer and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties, in each case as described in the SEC Filings. Each of Buyer and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect.

6.2        Authorization. Buyer has the corporate power and authority to enter into this Agreement and, subject only to the approval of the issuance of the Acquisition Shares by the holders of a majority of the shares of Buyer Common Stock at the Buyer Shareholders Meeting (the “Buyer Shareholder Approval”), has taken all requisite action on its part, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of this Agreement, (ii) the authorization of the performance of all obligations of Buyer hereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Acquisition Shares. This Agreement constitutes the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

6.3        Capitalization. Buyer has duly and validly authorized capital stock as set forth in the SEC Filings and in the Amended and Restated Articles of Incorporation of Buyer, as amended and as in effect as of the date of this Agreement (the “Articles of Incorporation”). All of the issued and outstanding shares of Buyer’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with Applicable Law and any rights of third parties. Except as described in the SEC Filings, all of the issued and outstanding shares of capital stock of each Subsidiary of Buyer have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable state and federal securities Law and any rights of third parties and are owned by Buyer, beneficially and of record, subject to no Encumbrance. Except as described in the SEC Filings, no Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of Buyer. Except as described in the SEC Filings, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which Buyer or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement, neither Buyer nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind. Except as described in the SEC Filings, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among Buyer and any of the security holders of Buyer relating to the securities of Buyer held by them. Except as described in the SEC Filings, no Person has the right to require Buyer to register any securities of Buyer under the Securities Act, whether on a demand basis or in connection with the registration of securities of Buyer for its own account or for the account of any other Person.

Except as described in the SEC Filings, the issuance and sale of the Acquisition Shares hereunder will not obligate Buyer to issue shares of Common Stock or other securities to any other Person and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

Except as described in the SEC Filings, Buyer does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in Buyer upon the occurrence of certain events (a “Rights Plan”).

6.4        Valid Issuance. Upon the issuance of the Acquisition Shares in accordance with Section 2.2(a), the shares of Buyer Common Stock constituting such Acquisition Shares will be validly issued, fully paid and nonassessable, and shall be free and clear of all Encumbrances (other than any Encumbrances created by Applicable Law or the Company Shareholders).

6.5        Consents. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities Laws and post-sale filings pursuant to applicable state and federal securities Laws which Buyer undertakes to file within the applicable time periods, including the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and such reports under the Exchange Act as may be required in connection with this Agreement, the Acquisition and the other transactions contemplated by this Agreement.

6.6        Delivery of SEC Filings; Business. Buyer has made available to the Company and the Company Shareholders through the EDGAR system, true and complete copies of Buyer’s most recent Annual Report on Form 10-K for the fiscal year ended July 1, 2013 (as amended prior to the date of this Agreement, the “10-K”), and all other reports filed by Buyer pursuant to Sections 13(a), 13(e), 14 and 15(d) of the Exchange Act since the filing of the 10-K and during the twelve (12) months preceding the date of this Subscription Agreement (collectively, the “SEC Filings”). The SEC Filings are the only filings required of Buyer pursuant to the Exchange Act for such period. Buyer and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of Buyer and its Subsidiaries, taken as a whole.

6.7        Absence of Certain Changes. Between July 1, 2013 and the date of this Agreement, except as described in the SEC Filings, there has not been with respect to Buyer, any:

(a)        Material Adverse Change or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Change;

(b)         amendment or change in Buyer’s Charter Documents;

(c)        incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances) or (ii) any Liability as a guarantor or surety with respect to the obligations of any Person other than a Subsidiary of Buyer;

(d)         material damage, destruction or loss of any property or asset, whether or not covered by insurance;

(e)        declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock;

(f)         any material change with respect to its senior management or other key personnel;

(g)        any actual or threatened material employee strikes, work stoppages, slowdowns or lockouts or, to the Knowledge of Buyer, any labor union organization activity;

(h)        making or entering into of any Contract with respect to any acquisition, sale or transfer of all or substantially all of the assets of Buyer;

(i)        any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(j)        commencement of any action, suit, arbitration, mediation, proceeding, claim or investigation, or receipt notice of or, to the Knowledge of Buyer, a threat of any action, suit, arbitration, mediation, proceeding, claim or investigation against a Buyer relating to any of its business, properties or assets;

(k)        any negotiation with respect to, or any entry into, any Contract to do any of the things described in the preceding clauses (a) - (j) (other than negotiations and agreements with the Company and its representatives regarding the transactions contemplated by this Agreement).

6.8        SEC Filings.

(a)        At the time of filing thereof, each of the SEC Filings complied as to form in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)        Each registration statement and any amendment thereto filed by Buyer since January 1, 2010 pursuant to the Securities Act and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading; and each prospectus filed pursuant to Rule 424(b) under the Securities Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

6.9        No Conflict, Breach, Violation or Default. The execution, delivery and performance of this Agreement by Buyer and the issuance of the Acquisition Shares will not (a) conflict with or result in a breach or violation of (i) any of the terms and provisions of, or constitute a default under the Articles of Incorporation or the bylaws of Buyer, or (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over Buyer, any of its Subsidiaries or any of their respective assets or properties, or (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of Buyer or any of its Subsidiaries or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract, except in the case of clauses (a)(i) and (b) above, such as could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

6.10        Tax Matters. Buyer and each of its Subsidiaries have prepared and filed (or filed applicable extensions therefor) all Tax Returns required to have been filed by Buyer or any such

Subsidiary with all appropriate Governmental Authorities and paid all Taxes shown thereon or otherwise due for payment, other than any such Taxes which Buyer or any Subsidiary are contesting in good faith and for which adequate reserves have been provided and reflected in Buyer’s financial statements included in the SEC Filings. The charges, accruals and reserves on the books of Buyer in respect of Taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against Buyer or any of its Subsidiaries nor, to Buyer’s Knowledge, any basis for the assessment of any additional Taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to Buyer and its Subsidiaries, taken as a whole. All Taxes and other assessments and levies that Buyer or any of its Subsidiaries is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or third party when due, other than any such Taxes which Buyer or any of its Subsidiaries are contesting in good faith and for which adequate reserves have been provided and reflected in Buyer’s financial statements included in the SEC Filings. There are no Tax liens or claims pending or, to Buyer’s Knowledge, threatened in writing against Buyer or any of its Subsidiaries or any of their respective assets or property. Except as described in the SEC Filings, there are no outstanding Tax sharing agreements or other such arrangements between Buyer and any of its Subsidiaries, on the one hand, and any other corporation or entity, on the other hand.

6.11      Title to Properties.    Except as disclosed in the SEC Filings, Buyer and each of its Subsidiaries have good and marketable title to all real properties and all other properties and assets (excluding Intellectual Property assets which are the subject of Section 6.14) owned by it, in each case free from Encumbrances that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings, Buyer and each of its Subsidiaries holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

6.12      Certificates, Authorities and Permits.    Buyer and each of its Subsidiaries possess adequate certificates, authorities or permits issued by appropriate Governmental Authorities necessary to conduct the business now operated by it, except to the extent failure to possess such certificates, authorities or permits could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, and neither Buyer nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to Buyer or such Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

6.13      Labor Matters.

(a)         Except as set forth in the SEC Filings, Buyer is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. Buyer has not violated in any material respect any Laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any Laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(b)        (i)   There are no labor disputes existing, or to Buyer’s Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by Buyer’s employees, (ii) there are no unfair labor practices or petitions for election pending or, to Buyer’s Knowledge, threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to Buyer’s employees, (iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to Buyer and

(iv) to Buyer’s Knowledge, Buyer enjoys good labor and employee relations with its employees and labor organizations.

(c)         Buyer is, and at all times has been, in compliance with all Applicable Laws respecting employment (including Laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate. There are no claims pending against Buyer before the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 1983 or any other federal, state or local Law, statute or ordinance barring discrimination in employment.

(d)         To Buyer’s Knowledge, Buyer has no liability for the improper classification by Buyer of its employees as independent contractors or leased employees prior to the date of this Agreement.

6.14      Intellectual Property.    Buyer and its Subsidiaries own, or have obtained valid and enforceable licenses for, or other rights to use, the Intellectual Property necessary for the conduct of the business of Buyer and its Subsidiaries as currently conducted and as described in the SEC Filings, except where the failure to own, license or have such rights could not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate. Except as described in the SEC Filings, (i) to Buyer’s Knowledge, there are no third parties who have or will be able to establish rights to any Intellectual Property, except for the ownership rights of the owners of the Intellectual Property which is licensed to Buyer or where such rights could not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate; (ii) there is no pending or, to Buyer’s Knowledge, threat of any, action, suit, proceeding or claim by others challenging Buyer or any of its Subsidiaries’ rights in or to, or the validity, enforceability, or scope of, any Intellectual Property owned by or licensed to Buyer or any of its Subsidiaries or claiming that the use of any Intellectual Property by Buyer or any Subsidiary in their respective businesses as currently conducted infringes, violates or otherwise conflicts with the intellectual property rights of any third party; and (iii) to Buyer’s Knowledge, the use by Buyer or any of its Subsidiaries of any Intellectual Property by Buyer or any of its Subsidiaries in their respective businesses as currently conducted does not infringe, violate or otherwise conflict with the intellectual property rights of any third party.

6.15      Environmental Matters.    To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries is in violation of any Environmental Laws, owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to Buyer’s Knowledge, threatened investigation that might lead to such a claim.

6.16      Litigation.    There are no pending actions, suits or proceedings against or affecting Buyer, any of its Subsidiaries or any of its or their properties; and to Buyer’s Knowledge, no such actions, suits or proceedings are threatened, except (i) as described in the SEC Filings or (ii) any such proceeding, which if resolved adversely to Buyer or any of its Subsidiaries, could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate. Neither Buyer nor any of its Subsidiaries, nor any director or officer thereof, is or since January 1, 2005 has been the subject of any action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty. There has not been, and to Buyer’s Knowledge, there is not pending or contemplated, any investigation by the SEC involving Buyer or any current or former director or officer of Buyer. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Buyer or any Subsidiary under the Securities Act or the Exchange Act.

6.17      Financial Statements.    The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of Buyer as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act). Except as set forth in the SEC Filings, neither Buyer nor any of its Subsidiaries has incurred any Liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

6.18      Insurance Coverage.    Buyer and each of its Subsidiaries maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by Buyer and its Subsidiaries.

6.19      Compliance with Nasdaq Continued Listing Requirements.    Except as disclosed in the SEC Filings, (a) Buyer is in compliance with applicable Nasdaq continued listing requirements, (b) there are no proceedings pending or, to Buyer’s Knowledge, threatened against Buyer relating to the continued listing of the Buyer Common Stock on Nasdaq, and (c) Buyer has not received any currently pending notice of the delisting of the Buyer Common Stock from Nasdaq other than the notice of deficiency received by Buyer on January 2, 2013.

6.20      Brokers and Finders.    Except for fees and expenses of Roth Capital Partners and of the Company’s legal counsel and independent auditors, no Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon Buyer or any of its Subsidiaries for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Buyer.

6.21      Questionable Payments.    Neither Buyer nor any of its Subsidiaries nor, to Buyer’s Knowledge, any of their respective current or former shareholders, directors, officers, employees, agents or other Persons acting on behalf of Buyer or any of its Subsidiaries, has on behalf of Buyer or any of its Subsidiaries or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of Buyer or any of its Subsidiaries; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

6.22      Board Approval.    The board of directors of Buyer, by resolutions duly adopted by unanimous vote at a meeting of all directors of Buyer duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Acquisition and the issuance of the Acquisition Shares to the Company Shareholders, are fair to, and in the best interests of, Buyer and Buyer’s shareholders, (ii) directed that the issuance of the Acquisition Shares to the Company Shareholders pursuant to and in accordance with this Agreement be submitted to Buyer’s shareholders for approval, and (iii) resolved to recommend that Buyer’s shareholders approve the issuance of the

Acquisition Shares to the Company Shareholders pursuant to and in accordance with this Agreement (collectively, the “Buyer Board Recommendation”) and directed that such matter be submitted for consideration of the shareholders of Buyer at the Buyer Shareholders Meeting.

6.23      Proxy Statement.    The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC, on the date first published, sent or given to Buyer’s shareholders and at the time of the Buyer Shareholder Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Buyer with respect to any information provided in writing by or on behalf of the Company or the Company Shareholders for inclusion in the Proxy Statement.

6.24      Internal Controls.    Buyer is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to Buyer. Buyer and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Buyer has established disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) for Buyer and designed such disclosure controls and procedures to ensure that material information relating to Buyer, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which Buyer’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. Buyer’s certifying officers have evaluated the effectiveness of Buyer’s controls and procedures as of December 31, 2012 (such date, the “Evaluation Date”) and concluded that such controls and procedures are effective to ensure that material information relating to Buyer, including its Subsidiaries, is made known to certifying officers in a timely, accurate and complete manner. Since the Evaluation Date, there have been no significant changes in Buyer’s internal controls (as such term is defined in Item 308 of Regulation S-K) or, to Buyer’s Knowledge, in other factors that could significantly affect Buyer’s internal controls. Buyer maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.

6.25      Investment Company.    Buyer is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.26      Compliance with Laws.    Buyer and each of its Subsidiaries is in compliance in all material respects with all requirements imposed by Law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, including applicable requirements of the Foreign Corrupt Practices Act of 1977 (FCPA) (15 U.S.C. § 78dd-1, et seq.).

6.27      Disclosure.    No representation or warranty of Buyer or any of its Subsidiaries contained in this Agreement and none of the statements contained in any other document, certificate, report, financial statement or written statement furnished to the Company by or on behalf of Buyer or any of its Subsidiaries pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Buyer, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Buyer to be reasonable at the time made.

6.28      Buyer 401(k) Plan.    Subject to the delivery to Buyer of a currently effective IRS determination letter with respect to the 401(k) Plan, and to the extent necessary under the Buyer 401(k) Plan (as defined below) and Applicable Law, Buyer shall adopt (or shall cause there to be adopted), effective as of the Closing Date, resolutions amending (or directing the appropriate officers of Buyer to amend) Buyer’s employee pension benefit plan intended to be qualified under Section 401(a) of the Code that includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Buyer 401(k) Plan”) so as to permit such Buyer 401(k) Plan to accept rollover contributions attributable to the termination of the 401(k) Plan contemplated by Section 7.10 of this Agreement, including any promissory notes presently representing outstanding participant loans under such 401(k) Plan.

6.29      No Other Representations or Warranties.    Each of the Company and the Company Shareholders hereby acknowledges and agrees that neither Buyer nor any of its Subsidiaries has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Article 6.

ARTICLE 7

COMPANY COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Closing or (b) the termination of this Agreement in accordance with the provisions of Article 10, the Company and the Company Shareholders, as applicable, covenant and agree with Buyer as follows:

7.1      Advice of Changes.    The Company shall promptly advise Buyer in writing of (a) any material event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article 4 untrue or inaccurate such that the condition set forth in Section 9.2(a) would not be satisfied, (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 9.2(b) would not be satisfied, (c) any Material Adverse Change in the Company, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on the Company or cause any of the conditions set forth in Section 9.2 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.1 shall not be deemed to amend or supplement the Company Disclosure Letter and shall not any right of Buyer to claim a failure of a condition to Closing set forth in Section 9.1 or 9.2, as applicable, with respect to any matters disclosed pursuant to this Section 7.1.

7.2      Maintenance of Business.

(a)         The Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on and preserve the Company Business and its business relationships with customers, advertisers, suppliers, employees and others with whom each Group Company has contractual relations. If the Company or any of its Subsidiaries becomes aware of any material deterioration in the relationship with any Significant Customer, Significant Supplier or employee of the Company or such Subsidiary, the Company shall, and shall cause the relevant Subsidiary to, promptly bring such information to Buyer’s attention in writing and, if reasonably requested by Buyer, shall exert commercially reasonable efforts to promptly restore the relationship.

(b)         The Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to assure that each Contract to which the Company is a party that is entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Acquisition.

(c)         The Company shall, and shall cause each of its Subsidiaries to, continue to collect accounts receivable and pay accounts payable with respect to the Company Business in the Ordinary Course of Business.

7.3      Conduct of Business.    The Company shall, and shall cause each of its Subsidiaries to, continue to conduct the Company Business in the Ordinary Course of Business and the Company shall not, and shall cause each of its Subsidiaries not to, without Buyer’s prior written consent:

(a)         declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities, or pay or distribute any cash or property to any of its shareholders or securityholders or make any other cash payment to any of its shareholders or securityholders in their capacity as such;

(b)        merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Buyer or any of its Affiliates), acquire any portion of the assets of any such entity, or form any Subsidiary, or enter into any negotiations, discussions or agreement for such purpose;

(c)        amend its Charter Documents;

(d)        change any of its accounting methods or practices;

(e)        (i) agree to do any of the things described in the preceding clauses (a)-(d), (ii) take or agree to take any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement materially untrue or incorrect, or (iii) take or agree to take any action which would reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

7.4      Regulatory Approvals.    The Company shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Acquisition and the other transactions contemplated by this Agreement or any Company Ancillary Agreement. The Company shall make all filings required of it under any applicable antitrust laws with respect to the transactions contemplated hereby as promptly as reasonably practicable and shall comply as soon as reasonably practicable and to the extent necessary with any formal or informal request under any applicable antitrust laws for additional information, documents or other materials received from any Governmental Authority acting pursuant to its antitrust authority. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Buyer to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents. The Company shall promptly inform Buyer of any communication between the Company and any Governmental Authority regarding any of the transactions contemplated hereby. The Company shall consult with and cooperate with Buyer in advance of any such written or oral communication to any Governmental Authority. The Company shall use commercially reasonable efforts to resolve questions or objections, if any, of any Governmental Authority and to take such actions as may be required to cause expiration of the waiting periods under the applicable antitrust laws.

7.5      Necessary Consents.    The Company shall use commercially reasonable efforts to obtain prior to the Closing such consents and authorizations of third Parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Acquisition and the other transactions contemplated by this Agreement, to enable the Company (or Buyer) to carry on the Company Business immediately after the Closing, and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any Contract to which the Company is party, including the consents, authorizations, notices and actions which are listed on Schedule 7.5 of the Company Disclosure Letter.

7.6      Litigation.    The Company shall notify Buyer in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company to be pending or threatened against any Group Company or any of its officers, directors, employees or shareholders in their capacity as such.

7.7      No Other Negotiations.

(a)      The Company and the Company Shareholders shall not, and shall not authorize, encourage or permit any of its Subsidiaries or Company Representatives to, directly or indirectly: (a) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Buyer) concerning any Alternative Transaction; (b) furnish any nonpublic information regarding any Group Company to any Person (other than Buyer and its agents and advisors) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal solely by indicating that the Company is subject to this Section 7.7); (c) enter into, participate in, entertain, maintain or continue any discussions or negotiations with any Person (other than Buyer and its agents and advisors) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal solely by indicating that the Company is subject to this Section 7.7); (d) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person (other than Buyer and its agents and advisors) to effect any Alternative Transaction; or (e) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between any Group Company and any Person (other than Buyer) that is related to, provides for or concerns any Alternative Transaction. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 7.7(a) to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 7.7(a).

(b)      The Company or the Company Shareholders, as applicable, shall notify Buyer within twenty-four (24) hours after receipt by the Company Shareholders or any Group Company or by any of the Company Representatives of any inquiry, offer or proposal that constitutes an Alternative Transaction, or any other notice that any Person is considering making an Alternative Transaction, or any request for nonpublic information relating to any Group Company or for access to any of the properties, books or records of any Group Company by any Person or Persons other than Buyer (which notice shall identify the Person or Persons making, or considering making, such inquiry, offer or proposal) in connection with a potential Alternative Transaction and shall keep Buyer fully informed of the status and details of any such inquiry, offer or proposal and any correspondence or communications related thereto and shall provide to Buyer a correct and complete copy of such inquiry, offer or proposal and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary of the material terms thereof, if it is not in writing. The Company shall provide Buyer with forty-eight (48) hours prior notice (or such lesser prior notice as is initially provided to the Board) of any meeting of the Board, at which the Board is reasonably expected to discuss any Alternative Transaction. The Company shall, and shall cause each of its Subsidiaries and the Company Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Transaction.

7.8      Access to Information.    Subject to Applicable Law and reasonable notice, the Company shall allow Buyer and its agents and advisors access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of any Group Company, including any and all information relating to the Taxes, Contracts, Liabilities, financial condition and real, personal and intangible property of any Group Company. The Company shall cause its accountants to cooperate with Buyer and Buyer’s agents and advisors in making available all financial information reasonably requested by Buyer and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

7.9      Satisfaction of Conditions Precedent.    The Company shall, and shall cause each other Group Company to, use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Article 9, and the Company shall use commercially reasonable efforts to cause the Acquisition and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

7.10      Company Benefit Arrangements.    The Board or the board of directors of Tandberg Data Corporation, a Delaware corporation (“TD Corp”), as applicable, shall adopt (or shall cause there to be adopted) no later than the day before the Closing Date resolutions terminating each Company Benefit Arrangement intended to be qualified under Section 401(a) of the Code that includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plan”), such termination to be effective no later than the day before the Closing Date, and authorizing the appropriate officers of TD Corp to make such amendments to the 401(k) Plan that is sufficient to assure that the tax-qualified status of such plan shall be maintained at the time of its termination. The Company shall provide a draft of such resolutions to Buyer prior to their adoption and address, to the reasonable satisfaction of Buyer, any comments Buyer may have as to such resolutions. Immediately prior to such termination, the Company will cause TD Corp to make all necessary payments to the trust for the 401(k) Plan to fund the contributions: (a) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (b) for elective deferrals made pursuant to the 401(k) Plan for the period through and including the time of termination; and (c) for all employer contributions (if any) for the period through and including the time of termination. All participants and former participants in such 401(k) Plan (and in any other Company Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA) shall become fully vested in their account balances under the 401(k) Plan (and any other employee pension benefit plan) to the extent required by law.

7.11      Repayment of Debt.    On or prior to the Closing Date, the Company shall (i) convert, or cause to be converted, the Debt into Company Shares; provided, that the Company shall repay in full all of the Debt set forth on Schedule 7.11, which shall not be converted into Company Shares; and (ii) obtain executed UCC-2 or UCC-3 termination statements (or any other applicable termination statement) executed by each Person holding a security interest in any assets of any Group Company as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Buyer that all Encumbrances on assets of any Group Company shall have been released prior to, or shall be released simultaneously with, the Closing.

7.12      Notices to Company Shareholders and Employees.

(a) The Company shall timely provide to the Company Shareholders all advance notices required to be given to such Company Shareholders in connection with this Agreement, the Acquisition and the transactions contemplated by this Agreement under the Charter Documents of the Company or other applicable Contracts and under Applicable Law.

(b)      The Company shall give all notices and other information required to be given by the Company to the employees of the Company, any collective bargaining unit or any works council representing any group of employees of the Company, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.

7.13      Closing Certificates.    The Company shall prepare and deliver to Buyer a draft Closing Transaction Fees Certificate not later than five (5) Business Days prior to the scheduled Closing Date. The Company shall provide to Buyer copies of the documents or instruments evidencing the amounts set forth on any such drafts and the Company shall consider in good faith any comments or proposed changes to such documents and certificates that may be suggested by Buyer in the period following delivery thereof but prior to the Closing.

7.14      Cooperation.    Each of the Group Companies and the Company Shareholders shall use commercially reasonable efforts to, and shall cause each other Group Company (including internal and external legal and accounting representatives and outside auditors) to use commercially reasonable efforts to, provide all such reasonable assistance and cooperation in connection with Buyer’s efforts to consummate the transactions contemplated hereby as may be reasonably requested by Buyer, including (i) furnishing Buyer with such pertinent and customary information, regarding the Group Companies as may be reasonably requested by Buyer, (ii) furnishing Buyer financial statements and pro forma financial statements of the Group Companies that are reasonably requested by Buyer, (iii) furnishing any information reasonably requested by Buyer in connection with any filings under the Securities Act or the Exchange Act in connection with the transactions contemplated by this Agreement and (iv) causing the Group Companies’ auditors to confer with Buyer’s auditors regarding the financial statements of any of them. In addition the Company hereby consents to the use and disclosure of all information contained in the Company’s financial statements and other financial or other information regarding the Company in any report or registration statement required to be filed by Buyer under the Securities Act or the Exchange Act as may be deemed necessary or appropriate by Buyer in connection with the transactions contemplated hereby. The Company also hereby agrees that it will provide (or will cause the other Group Companies to provide, as needed) and will not unreasonably withhold or delay the issuance of those representation letters as required under GAAP or other standards in connection with the issuance by Buyer’s auditors of any pro forma or other financial statements or as may be otherwise necessary in connection with the filing of any document with the SEC under the Securities Act or the Exchange Act. If requested by Buyer, the Company shall (and shall cause each other applicable Group Company to) use its reasonable best efforts to cause its auditors to consent to the inclusion of its financial statements in any registration statement or other filing required to be filed under the Securities Act or the Exchange Act by the Company. The Company shall use commercially reasonable efforts to, and to cause the other Group Companies, internal accountants and auditors to, support Buyer and its auditors and legal advisors with respect to information reasonably necessary to (i) respond to any inquiry of the SEC in connection with any filing by Buyer under the Securities Act or the Exchange Act and (ii) assist investor in ensuring that the Company’s consolidated financial statements comply with the provisions of Regulation S-X, or any applicable accounting standards or rules which have been introduced or become effective after the delivery by the Company of its financial statements.

7.15      Additional Financial Statements.

(a)     The Company, at its sole cost and expense, and commencing with the month ended October 31, 2013, will prepare and furnish to Buyer as soon as they become available, but in any event,

not later than twenty-five (25) calendar days after the end of the month of October 2013, and not later than fifteen (15) Business Days after the end of each month thereafter, (i) an unaudited balance sheet and an unaudited income statement and an unaudited statement of cash flows for the Company for each full monthly period prior to the Closing and for the elapsed portion of the Company’s fiscal year and (ii) all other material or formal monthly reports delivered to management of the Company in the Ordinary Course of Business. The Company will prepare each of the additional unaudited financial statements on a basis consistent with the Company Financial Statements.

(b)    The Company, at its sole cost and expense, will prepare and furnish to Buyer as soon as they become available, but in any event, not later than November 20, 2013, the Company’s unaudited consolidated statements of operations, changes in shareholders’ equity and cash flows for the nine (9) months ended September 30, 2013. The Company will prepare such unaudited financial statements on a basis consistent with the Company Financial Statements.

7.16      Nasdaq Listing.    The Company and FBC shall use their commercially reasonable efforts to assist Buyer in causing the Buyer Common Stock to be approved for listing on The Nasdaq Capital Market following the Closing and in causing the Acquisition Shares to be listed on The Nasdaq Capital Market following the Closing.

ARTICLE 8

BUYER COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Closing or (b) the termination of this Agreement in accordance with the provisions of Article 10, Buyer covenants and agrees with the Company as follows:

8.1      Advice of Changes.    Buyer shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Buyer contained in Article 6 untrue or inaccurate such that the condition set forth in Section 9.3(a) would not be satisfied, or (b) any breach of any covenant or obligation of Buyer pursuant to this Agreement or any Buyer Ancillary Agreement such that the condition set forth in Section 9.3(b) would not be satisfied.

8.2      Regulatory Approvals.    Buyer and the Company shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be required in connection with the consummation of the Acquisition and the other transactions contemplated by this Agreement or any Buyer Ancillary Agreement. Buyer shall make all filings required of it under applicable antitrust laws with respect to the transactions contemplated hereby as promptly as reasonably practicable and shall comply as soon as reasonably practicable and to the extent necessary with any formal or informal request under applicable antitrust laws for additional information, documents or other materials received from the Governmental Authority acting pursuant to its antitrust authority. Each Party shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents, and Buyer and the Company shall equally split any associated filing fees payable by either of them with respect to such authorizations, approvals and consents. Each Party shall promptly inform the other Parties of any communication between the initiating Party and any Governmental Authority regarding any of the transactions contemplated hereby. Each Party shall use commercially reasonable efforts to resolve questions or objections, if any, of any Governmental Authority. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Law, it is expressly understood and agreed that neither Buyer nor any of its Subsidiaries or Affiliates shall be under any obligation to: (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Buyer, any of its Subsidiaries or Affiliates (including the Company) or the Company, or the holding separate of the Company Shares or (ii) the imposition of any limitation on the ability of Buyer or any of its Subsidiaries or Affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the Company Shares.

8.3      No Other Negotiations.

(a)         Buyer shall not, and shall not authorize, encourage or permit any of its Subsidiaries or any of their respective officers, directors, employees, shareholders, Affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, the “Buyer Representatives”) to, directly or indirectly: (a) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Cyrus, the Company Shareholders or the Company) concerning any Alternative Buyer Transaction; (b) furnish any nonpublic information regarding Buyer to any Person (other than Buyer and its agents and advisors) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Buyer Transaction (other than to respond to such inquiry, offer or proposal solely by indicating that Buyer is subject to this Section 8.3); (c) enter into, participate in, entertain, maintain or continue any discussions or negotiations with any Person (other than Cyrus, the Company Shareholders or the Company and their agents and advisors) with respect to any Alternative Buyer Transaction (other than to respond to such inquiry, offer or proposal solely by indicating that Buyer is subject to this Section 8.3); (d) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person (other than Cyrus, the Company Shareholders or the Company and their agents and advisors) to effect any Alternative Buyer Transaction; or (e) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between Buyer and any Person (other than Cyrus, the Company Shareholders or the Company) that is related to, provides for or concerns any Alternative Buyer Transaction. If any Buyer Representative, whether in his or her capacity as such or in any other capacity, takes any action that Buyer is obligated pursuant to this Section 8.3(a) to cause such Buyer Representative not to take, then Buyer shall be deemed for all purposes of this Agreement to have breached this Section 8.3(a). Buyer shall, and shall cause each of its Subsidiaries and the Buyer Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Buyer Transaction.

(b)        Notwithstanding the provisions of Sections 8.3(a), at any time prior to the Closing, if the board of directors of Buyer receives a bona fide written proposal relating to an Alternative Buyer Transaction (a “Takeover Proposal”) after the date of this Agreement that was not solicited by Buyer or the Buyer Representatives and did not otherwise result from a breach or deemed breach of Sections 8.3(a) and a majority of the disinterested directors of the Company Board reasonably determines in its good faith judgment, after consultation with and based upon the advice from outside legal counsel, that it is required to take the actions specified in the following clauses (x), (y) and/or (z) of this sentence with respect to such Takeover Proposal in order to avoid a breach of its fiduciary duties to the shareholders of Buyer under Applicable Law, then subject to providing written notice of its decision to take such action to the Company, the board of directors of Buyer may (x) furnish information with respect to Buyer to the Person making such Takeover Proposal and its representatives and advisors, (y) participate in discussions or negotiations with such Person and its representatives and advisors regarding any Takeover Proposal and (z) consummate an Alternative Buyer Transaction with respect to such Takeover Proposal.

(c)         Except as set forth in this Section 8.3, neither the board of directors of Buyer nor any committee thereof shall:

(i)        withhold, withdraw, qualify or modify, in a manner adverse to the Company, the Buyer Board Recommendation with respect to the issuance of the Acquisition Shares, fail to include the Buyer Board Recommendation in the Proxy Statement, or adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Alternative Buyer Transaction; or

(ii)         make any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (it being understood that the board of directors of Buyer may refrain from taking a position with respect to an Alternative Buyer Transaction until the close of business on the tenth (10th) Business Day after the commencement of a tender offer or exchange offer in connection with such Alternative Buyer Transaction pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered an adverse modification of the Buyer Board Recommendation) (each action set forth in clauses (i) and (ii) of this Section 8.3(c), a “Change of Recommendation”).

(d)        Notwithstanding any other provisions of this Section 8.3 to the contrary, at any time prior to the time the Buyer Shareholder Approval is obtained, if the board of directors of Buyer has received a proposal relating to an Alternative Buyer Transaction (that has not been withdrawn) that the board of directors of Buyer determines constitutes a Superior Proposal, the board of directors of Buyer may effect a Change of Recommendation or terminate this Agreement pursuant to Section 10.2(d)(iii) if, and only if, prior to the board of directors of Buyer taking any such action:

(i)         Buyer shall have (A) provided to FBC a written notice, which notice shall (1) state that Buyer has received a proposal relating to an Alternative Buyer Transaction which the board of directors of the Company has determined is a Superior Proposal and that the board of directors of Buyer intends to take such action and (2) include the identity of the Person making such Superior Proposal, the most current written draft agreement relating to the transaction that constitutes such Superior Proposal and all related transaction agreements, (B) provided such notice to FBC at least four (4) Business Days prior to taking any such action (it being understood that any material amendment to the terms of such Superior Proposal shall require a new notice and a new two (2) Business Day period) and (C) if requested by FBC, negotiated in good faith with FBC during such four (4) Business Day period regarding revisions to this Agreement which would permit Buyer not to effect a Change of Recommendation or take action pursuant to this Section 8.3 in response to such a Superior Proposal; and

(ii)         if FBC shall have delivered to Buyer, within four (4) Business Days after receipt by FBC of the notice described in Section 8.3(d)(i), a written proposal capable of being accepted to amend the terms contemplated by this Agreement, the board of directors of Buyer shall have in good faith determined (after consultation with outside legal counsel), after considering the terms of such proposal by FBC, that the proposal relating to an Alternative Buyer Transaction continues to constitute a Superior Proposal.

(e)         The board of directors of Buyer may also effect a Change of Recommendation at any time prior to the time the Buyer Shareholder Approval is obtained in the absence of a Superior Proposal if an Intervening Event shall have occurred and be continuing and prior to effecting such Change of Recommendation the board of directors of Buyer in good faith determines (after consultation with its outside legal counsel) that, in light of such Intervening Event, the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the board of directors of Buyer under Applicable Law.

(f)        Nothing contained in this Section 8.3 or elsewhere in this Agreement shall prohibit Buyer or its board of directors from complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act, or from making any disclosures to the holders of Buyer Common Stock if the board of directors of Buyer in good faith determines (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to result in a breach of its fiduciary duties under applicable Law (including any “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act); provided, however, that any such disclosure shall be deemed to be a Change of Recommendation unless the board of directors of Buyer expressly reaffirms its recommendation to Buyer’s shareholders to vote in favor of the adoption of this Agreement in such disclosure.

8.4        Shareholders Meeting; Preparation of Proxy Materials.

(a)        As promptly as reasonably practicable following the date of this Agreement, Buyer shall (i) prepare and file with the SEC a preliminary proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) with respect to the Buyer Shareholders Meeting; and (ii) set a record date for the Buyer Shareholders Meeting. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement prior to the filing thereof with the SEC and Buyer shall consider in good faith any comments reasonably proposed by the Company and it counsel. The Company and the Company Shareholders shall furnish to Buyer all information regarding the Company and its Affiliates that may be required (pursuant to the Exchange Act and other applicable Laws) to be set forth in the Proxy Statement. Buyer shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the Proxy Statement is filed with the SEC. Buyer shall (to the extent required by applicable federal securities Laws): (x) promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (y) take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to the extent required by Law, disseminated to the shareholders of Buyer. Buyer shall promptly provide the Company and its counsel with a copy of any comments received by Buyer from the SEC or its staff with respect to the Proxy Statement. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the response to any comment letter and any amendment or supplement to the Proxy Statement prior to the filing thereof with the SEC, and Buyer shall consider in good faith any comments reasonably proposed by the Company and its counsel.

(b)        As promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Proxy Statement or that Buyer may commence mailing the Proxy Statement, Buyer shall (subject to applicable Laws, rules and regulations of Nasdaq and the requirements of Buyer’s Charter Documents) take all action reasonably necessary to convene the Buyer Shareholders Meeting and to cause the Proxy Statement to be mailed to Buyer’s shareholders. Notwithstanding anything to the contrary contained in this Agreement, Buyer may delay convening, postpone or adjourn the Buyer Shareholders Meeting if Buyer determines in good faith that the delay, postponement or adjournment of Buyer Shareholders Meeting is necessary or appropriate in order to obtain sufficient votes to obtain the Buyer Shareholder Approval or, with respect to disclosure matters, is required by Buyer to comply with Applicable Law. Without limiting the generality of the foregoing, Buyer agrees that its obligations pursuant to the first sentence of this Section 8.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Buyer or any other Person of any Alternative Buyer Transaction or the occurrence of any Change of Recommendation.

(c)        Subject to Section 8.3 and Section 8.4, (i) the board of directors of Buyer shall include the Buyer Board Recommendation in the Proxy Statement, and (ii) Buyer shall use reasonable best efforts to obtain the Buyer Shareholder Approval.

8.5      Board of Directors of Buyer. Within three (3) Business Days after the Closing, Buyer shall cause the size of the board of directors of Buyer to be set at seven (7) directors. In connection with the increase of the size of the board of directors of Buyer from five (5) directors to seven (7) directors, Buyer shall cause the board of directors of Buyer to appoint two (2) directors approved by the Company Shareholders to fill the additional director positions. Such directors shall serve for the same term as the other directors, or until their earlier death, resignation or removal in accordance with the Charter Documents of Buyer.

8.6      Conduct of Business. Buyer shall, and shall cause each of its Subsidiaries to, continue to conduct its business in the Ordinary Course of Business and Buyer shall not, and shall cause each of its Subsidiaries not to, without the Company’s prior written consent:

(a)      declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities, or pay or distribute any cash or property to any of its shareholders or securityholders or make any other cash payment to any of its shareholders or securityholders in their capacity as such;

(b)      merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than the Company or any of its Affiliates), acquire any portion of the assets of any such entity, or form any Subsidiary, or enter into any negotiations, discussions or agreement for such purpose;

(c)      amend its Charter Documents;

(d)       change any of its accounting methods or practices (which, for the avoidance of doubt, shall not include any change to Buyer’s fiscal year or any fiscal month);

(e)      (i) agree to do any of the things described in the preceding clauses (a)-(d), (ii) take or agree to take any action which would reasonably be expected to make any of Buyer’s representations or warranties contained in this Agreement materially untrue or incorrect, or (iii) take or agree to take any action which would reasonably be expected to prevent Buyer from performing or cause Buyer not to perform one or more covenants required hereunder to be performed by Buyer.

8.7      Satisfaction of Conditions Precedent.    Buyer shall use commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in Article 9, and Buyer shall use its commercially reasonable efforts to cause the Acquisition and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

8.8      Litigation.    Buyer shall notify the Company Shareholders in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Buyer to be pending or threatened against Buyer or any of its Subsidiaries or any of its officers, directors, employees or shareholders in their capacity as such.

8.9      Rights Plan.    Buyer shall amend or waive the provisions of the Rights Plan to the extent reasonably necessary to accommodate this Agreement and the transactions contemplated hereby, including the issuance of the Acquisition Shares, but not with respect to any Alternative Buyer Transaction.

8.10      Nasdaq Listing.    Buyer shall use its commercially reasonable efforts to cause the Buyer Common Stock to be approved for listing on The Nasdaq Capital Market following the Closing, and to cause the Acquisition Shares to be listed on The Nasdaq Capital Market following the Closing.

8.11      Evidence of Transfer of Company Shares.    After the Closing, Buyer shall cause the Company to provide to the Company Shareholders evidence that the transfer of the Company Shares to Buyer has been registered and filed with the Luxembourg Register of Commerce and Companies.

ARTICLE 9

CONDITIONS TO CLOSING OF ACQUISITION

9.1      Conditions to Each Party’s Obligation to Effect the Acquisition.    The respective obligations of each Party to this Agreement to effect the Acquisition shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)      Governmental Approvals.    All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority shall have been filed, occurred or been obtained, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the Parties and the actions herein proposed to be taken, as may be required to consummate the Acquisition and the transactions contemplated hereby.

(b)      No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory action, restraint or prohibition preventing or challenging the consummation of the Acquisition or limiting or restricting the conduct or operation of the business of any Group Company by Buyer after the Acquisition shall have been issued, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority or other third party, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition which makes the consummation of the Acquisition illegal.

9.2      Additional Conditions to Obligations of Buyer.    The obligations of Buyer to effect the Acquisition are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer:

(a)      Representations and Warranties.    (i)  The representations and warranties of the Company set forth in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate of the Company to such effect, and (ii) all representations and warranties of the Company Shareholders set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

(b)      Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Buyer shall have received a certificate of the Company to such effect.

(c)      No Material Adverse Effect.    From and after the Agreement Date, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect.

(d)      Consulting Agreements.    Each of the Persons set forth in Schedule 9.2(d) shall have entered into and delivered to Buyer a Consulting Agreement in a form reasonably acceptable to Buyer.

(e)      Non-Solicitation Agreements.    Each of the employees set forth in Schedule 9.2(e) shall have entered into and delivered to Buyer a Non-Solicitation Agreement in a form reasonably acceptable to Buyer.

(f)      Registration Rights Agreement.    FBC shall have executed and delivered the Registration Rights Agreement.

(g)      Voting Agreement. FBC shall have executed and delivered the Voting Agreement.

(h)      Consents.    Buyer shall have received duly executed copies of all third-party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Schedule 9.2(h).

(i)      Termination, Modification or Satisfaction of Company Shareholder Documents and Rights.    Each of the agreements identified on Schedule 9.2(i) shall have been terminated, effective as of the Closing, in accordance with their respective terms, and the Parties to the agreements identified on such Schedule 9.2(i) shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing.

(j)      Resignations of Directors and Officers.    Except as set forth on Schedule IV, the persons holding the positions of a director or officer of each Group Company, including the Company, in office immediately prior to the Closing, shall have resigned from such positions in writing effective as of the Closing (for the avoidance of doubt, the persons set forth on Schedule IV shall not be required to resign the positions held by such persons for the applicable Group Companies as set forth on Schedule IV).

(k)      Registered Office.    The registered office of the Company shall have been transferred effective as of the Closing, or the transfer of the Company Shares to Buyer and the change of control of the Company resulting therefrom shall have been accepted by the trust company with which the office of the Company is registered in Luxembourg.

(l)      Closing Transaction Fees Certificate.    Buyer shall have received the Closing Transaction Fees Certificate from the Company, provided, however, that such receipt shall not be deemed to be an agreement by Buyer that the Closing Transaction Fees Certificate is accurate and shall not diminish Buyer’s remedies hereunder if the Closing Transaction Fees Certificate is not accurate.

(m)      Good Standing Certificates.    Each Group Company shall have delivered to Buyer a certificate of good standing or other applicable certificates or documents from such Group Company’s jurisdiction of incorporation or formation (e.g., a certificate from the Luxembourg Register of Commerce and Companies for the Company) and each state or jurisdiction in which such Group Company is qualified to do business as a foreign corporation, to the extent provided by any such jurisdiction, certifying as of a date no more than seven (7) Business Days prior to the Closing Date that such Group Company is in good standing and, to the extent provided by any such jurisdiction, that all applicable Taxes and fees of such Group Company through such certification date have been paid.

(n)      Termination of Company Benefit Arrangements.    The Company shall have delivered to Buyer (i) a true, correct and complete copy of resolutions adopted by the Board and the board of directors of TD Corp, certified by the Secretary of the Company, authorizing the termination of the 401(k) Plan, and terminating the 401(k) Plan, respectively, and authorizing the appropriate officers of TD Corp to make such amendments to the 401(k) Plan that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination.

(o)      Repayment of Debt.    Buyer shall have received evidence reasonably satisfactory to it that all of the Debt converted or to be converted into Company Shares shall have been converted into Company Shares. Buyer shall have received evidence reasonably satisfactory to it that all of the Debt not converted or to be converted into Company Shares shall have been repaid in full. Buyer shall have received evidence reasonably satisfactory to Buyer that all Encumbrances on assets of any Group Company shall have been released prior to, or shall be released simultaneously with, the Closing.

(p)      Termination of Agreements.    The agreements set forth on Schedule 9.2(p) shall have been terminated to the satisfaction of Buyer.

9.3      Additional Conditions to Obligations of the Company Shareholders.    The obligation of the Company Shareholders to effect the Acquisition is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company Shareholders:

(a)      Representations and Warranties.    The representations and warranties of Buyer set forth in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of Buyer set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and the Company shall have received a certificate signed on behalf of Buyer by an authorized officer or director of Buyer to such effect.

(b)      Performance of Obligations of Buyer.    Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and the Company Shareholders shall have received a certificate signed on behalf of Buyer by an authorized officer or director of Buyer to such effect.

(c)      Registration Rights Agreement.    Buyer shall have executed and delivered the Registration Rights Agreement.

(d)      Voting Agreement.    Buyer shall have executed and delivered the Voting Agreement.

(e)      No Material Adverse Effect.    From and after the Agreement Date, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect.

ARTICLE 10

TERMINATION OF AGREEMENT

10.1      Termination by Mutual Consent.    This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer and FBC.

10.2      Unilateral Termination.

(a)        Either Buyer or FBC, by giving written notice to the other Parties, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a final judgment or taken any action (and the appeal of such judgment or action has been denied) having the effect of permanently restraining or enjoining or otherwise prohibiting the Acquisition or any other material transaction contemplated by this Agreement.

(b)        Either Buyer or FBC, by giving written notice to the other Parties, may terminate this Agreement if the Acquisition shall not have been consummated by midnight California time on February 28, 2014; provided, however, that the right to terminate this Agreement pursuant to this Section 10.2(b) shall not be available to any Party whose breach of a representation or warranty or covenant made under this Agreement by such Party results in the failure of any condition set forth in Article 9 to be fulfilled or satisfied on or before such date.

(c)        FBC, by giving written notice to the other Parties, may terminate this Agreement at any time prior to the Closing if (i) Buyer has committed a breach of (A) any of the representations and warranties under Article 6, or (B) any of its covenants under or Article 8, and (x) has not cured such breach within ten (10) Business Days after the Party seeking to terminate this Agreement has given the other Party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 10.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (y) if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article 9 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 10.2(c) shall not be available to FBC if the Company or any Company Shareholder is at that time in material breach of this Agreement, or (ii) any event has occurred or any circumstance exists which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on Buyer.

(d)        Buyer, by giving written notice to the Company and the Company Shareholders, may terminate this Agreement at any time prior to the Closing if (i) if the Company has committed a breach of (A) any of the representations and warranties under Article 4, or (B) any of its covenants under or Article 7, and (x) has not cured such breach within ten (10) Business Days after the Party seeking to terminate this Agreement has given the other Party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 10.2(d)(i) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (y) if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article 9 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 10.2(d)(i) shall not be available to Buyer if Buyer is at that time in material breach of this Agreement, (ii) any Company Shareholder has committed a material breach of any of such Company Shareholder’s representations and warranties under Article 5, (iii) Buyer elects to consummate an Alternative Buyer Transaction pursuant to any Takeover Proposal or (iv) any event has occurred or any circumstance exists which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect.

(e)        Either Buyer or FBC, by giving written notice to the other Parties, may terminate this Agreement at any time prior to the Effective Time if the Buyer Shareholders Meeting is convened and the Buyer Shareholder Approval is not obtained.

10.3      Effect of Termination.

(a)        In the event of termination of this Agreement as provided in Section 10.2, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Buyer, the Company Shareholders or the Company or their respective officers, directors, shareholders or Affiliates; provided, however, that (i) the provisions of this Section 10.3 and Article 11 shall remain in full force and effect and survive any termination of this Agreement and (ii) subject to Section 10.3(b), nothing herein shall relieve any Party hereto from Liability in connection with any fraud or willful or intentional breach of any of such Party’s representations, warranties or covenants contained herein.

(b)        If this Agreement is terminated by Buyer pursuant to Section 10.2(d)(iii), then Buyer shall pay to the Company (by wire transfer of immediately available funds), at or prior to such termination, a fee of $900,000 (the “Termination Fee”). Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by Buyer pursuant to this Section 10.3(b), the Termination Fee shall be the sole and exclusive remedy of the Company and the Company Shareholders under this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1      Survival; Indemnification.    None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing; provided, however, that the representations and warranties of the Company set forth in Section 4.29 and the representations and warranties of the Company Shareholders set forth in Article 5 will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, without expiration. This Section 11.1 does not limit any covenant of the Parties to this Agreement which, by its terms, contemplates performance after the Closing. Each Company Shareholder shall jointly and severally indemnify and hold harmless Buyer, the Company and their respective officers, directors, agents, representatives, shareholders and employees, and each Person, if any, who controls or may control Buyer within the meaning of the Securities Act or the Exchange Act from and against any Damages to Buyer or its Affiliates arising out of or resulting (directly or indirectly) from (i) the failure of the representations and warranties of the Company set forth in Section 4.29 and the representations and warranties of the Company Shareholders set forth in Article 5 to be true and correct as of the date of this Agreement or as of the Closing Date (as though such representation or warranty were made as of the Closing Date rather than the date of this Agreement, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates), and (ii) any breach of any covenant, obligation or agreement of the Company or the Company Shareholders contained in this Agreement or any other certificate or instrument delivered pursuant to this Agreement.

11.2      Governing Law; Resolution of Conflicts.    The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the Parties hereto.

11.3      Consent to Jurisdiction and Venue.    Each Party hereby irrevocably submits to the exclusive jurisdiction of, and venue in, any state or federal court located in the State of Delaware for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby, and shall commence any such Action only in such courts. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein will be effective service of process for any such Action. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or any transaction contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

11.4      Assignment; Binding Upon Successors and Assigns.    This Agreement shall inure to the benefit of the successors and assigns of each Party, including any successor to, or assignee of, all or substantially all of the business and assets of a Party. Except as set forth in the preceding sentence, no Party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other Parties hereto; provided, however, that Buyer may assign any of its rights and obligations hereunder (other than its obligation to issue the Acquisition Shares pursuant to Section 2.2) to Acquisition Subsidiary; provided, further, that Buyer shall not be relieved of any of its obligations hereunder as a result of any such assignment to Acquisition Subsidiary. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

11.5      Severability.    If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

11.6      Counterparts.    This Agreement may be executed in any number of counterparts (including via facsimile, .pdf or other electronic means), each of which shall be an original as regards any Party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all Parties reflected hereon as signatories.

11.7      Other Remedies.    Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such Party, and the exercise of any one remedy shall not preclude the exercise of any other. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction.

11.8      Amendments and Waivers.    Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by Buyer, the Company and the Company Shareholders. The waiver by a Party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the Parties hereto as provided in this Section 11.8 at any time before or after adoption of this Agreement by the Company Shareholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Shareholders without obtaining such further approval. At any time prior to the Closing, each of the Company and Buyer, by action taken by its board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the Party against whom such waiver or extension is asserted. The failure of any Party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such Party thereafter to enforce such provisions. Notwithstanding the foregoing, the Parties agree to work together in good faith to agree any administrative modifications to this Agreement which may be required by any local Applicable Law to give effect to the transactions contemplated by this Agreement.

11.9      Expenses.    Except as expressly provided otherwise herein, whether or not the Acquisition is successfully consummated, each Party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Acquisition and the transactions contemplated hereby, it being the intention of the Parties that if the Acquisition is consummated, the Transaction Fees be regarded for purposes of this Section 11.9 as expenses of the Company Shareholders and not of the Company.

11.10      Attorneys’ Fees.    Should suit be brought to enforce or interpret any part of this Agreement, the prevailing Party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing Party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

11.11      Notices.    All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by electronic mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile or electronic mail, three (3) Business Days after mailing if sent by mail, and one (1) Business Day after dispatch if sent by next-day courier service, to the following addresses, or such other addresses as any Party may notify the other Parties in accordance with this Section 11.11:

If to Buyer:

Overland Storage, Inc.

9112 Spectrum Center Boulevard

San Diego, CA 92123

Attention: Eric L. Kelly, Chief Executive Officer

Facsimile:     +1 (858) 495 4267

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 95014

Attention:   Steven Tonsfeldt, Esq.

  Paul L. Sieben, Esq.

Facsimile:   +1 (650) 473-2601

If to the Company:

Tandberg Data Holdings S.à r.l.

46A, avenue J.F. Kennedy

L-1855 Luxembourg

Grand Duchy of Luxembourg

Attention:	The Managers
Telephone:	+352 42 71711
Facsimile:	+352 42 1961

with a copy (which shall not constitute notice) to:

Reed Smith LLP

The Broadgate Tower

20 Primrose Street

London EC2A 2RS

Attention:     Georgia M. Quenby

Facsimile:    +44 20 3116 3999

If to Company Shareholders:

FBC Holdings S.à r.l.

46A, avenue J.F. Kennedy

L-1855 Luxembourg

Grand Duchy of Luxembourg

Attention:	The Managers
Telephone:	+352 42 71711
Facsimile:	+352 42 1961

Tandberg Data Management S.à r.l.

46A, avenue J.F. Kennedy

L-1855 Luxembourg

Grand Duchy of Luxembourg

Attention:	The Managers
Telephone:	+352 42 71711
Facsimile:	+352 42 1961

in each case with a copy (which shall not constitute notice) to:

Reed Smith LLP

The Broadgate Tower

20 Primrose Street

London EC2A 2RS

Attention:    Georgia M. Quenby

Fax No.:      +44 20 3116 3999

11.12      Waiver of Jury Trial.    Each Party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each Party hereto certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such Party understands and has considered the implications of this waiver, (iii) each such Party makes this waiver voluntarily, and (iv) each such Party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 11.12.

11.13      Interpretation; Rules of Construction.    When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include,” “includes” and “including”

when used herein shall be deemed in each case to be followed by the words “without limitation.” When a reference is made to a specific law, act or statute, such reference shall include any regulations promulgated thereunder. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms defined herein have the meanings assigned to them in this Agreement and include plural as well as the singular. Terms to which a German translation has been added shall be interpreted throughout this Agreement according to the meaning assigned to them by the German translation. Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms. The Parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document. References in this Agreement to dollars ($) shall be to United States dollars and to cash shall be to cash in U.S. dollars. When a reference is made to FBC in reference to any time after the date hereof in which FBC is not the sole shareholder of the Company, such reference to FBC shall be deemed to refer to all Company Shareholders at such time.

11.14      Third-Party Beneficiary Rights.    No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, shareholder, partner or any Party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the Parties to this Agreement.

11.15      Public Announcement.    Buyer may issue such press releases, and make such other disclosures regarding the Acquisition, as it determines are required under applicable securities laws or regulatory rules or as, with the prior written consent of the Company, as it otherwise deems appropriate. The Company shall not make any public announcement relating to this Agreement or the transactions contemplated hereby, without the prior written consent of Buyer.

11.16      Entire Agreement.    This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements and the Buyer Ancillary Agreements constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER OVERLAND STORAGE, INC.

/s/ Eric L. Kelly
Name: Eric L. Kelly Title: President and Chief Executive Officer

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY

By executing this Agreement, the Company, in

accordance with article 190 of the Luxembourg

Company Law and article 1690 of the

Luxembourg Civil Code, also accepts and

acknowledges the transfer of the Company

Interests from the Company Shareholders to

Buyer and undertakes to record or cause to be

recorded, on the Closing Date, in its

shareholders‘ register the ownership rights of

the Buyer in respect of the Company Shares.

TANDBERG DATA HOLDINGS S.À R.L.

By:	/s/ Patrick van Denzen
Name: Manacor (Luxembourg) S.A.
Title: Manager A

By:	/s/ James Tucker
Name: Cyrus Capital Partners L.P.
Title: Manager B

COMPANY SHAREHOLDER FBC HOLDINGS S.À R.L.

By:	/s/ Patrick van Denzen
Name: Manacor (Luxembourg) S.A.
Title: Manager A

By:	/s/ James Tucker
Name: Cyrus Capital Partners L.P.
Title: Manager B

COMPANY SHAREHOLDER TANDBERG DATA MANAGEMENT S.À R.L.

By:	/s/ Patrick van Denzen
Name: Manacor (Luxembourg) S.A.
Title: Manager A

By:	/s/ James Tucker
Name: Cyrus Capital Partners L.P.
Title: Manager B

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]

SCHEDULE I

COMPANY SHAREHOLDERS

Company Shareholders	Company Shares	ISL	Pro Rata Interest
FBC Holdings S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) having its registered office at L-1855 Luxembourg, 46A, avenue J.F. Kennedy	10,122	EUR 125,818.9	80.976%
Tandberg Data Management S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) having its registered office at L-1855 Luxembourg, 46A, avenue J.F. Kennedy	2,378	EUR 29,570.86	19.024%

SCHEDULE II

SUBSIDIARIES

The Company

Guangzhou Tandberg Electronic Components Co., Ltd.

Tandberg Data (Asia) Pte Ltd

Tandberg Data (Hong Kong) Limited

Tandberg Data (Japan) Inc.

Tandberg Data Corporation

Tandberg Data GmbH

Tandberg Data Norge AS

Tandberg Data S.A.S.

SCHEDULE III

PERSONS INCLUDED IN THE DEFINITION OF “KNOWLEDGE”

Each of the Group Companies

Patrick Clarke, Chief Executive Officer

Nils Hoff, Chief Financial Officer

Kevin Devlin, Chief Operating Officer

Scott Petersen, Senior Vice President, Americas

Graham Paterson, Senior Vice President, EMEA

Buyer

Eric Kelly, Chief Executive Officer

Kurt Kabfleisch, Chief Financial Officer

Jillian Mansolf, Senior Vice President of Marketing

Randy Gast, Senior Vice President of Worldwide Operations and Service

SCHEDULE IV

CONTINUING OFFICERS AND DIRECTORS OF THE GROUP COMPANIES

Masayoshi Matsusawa (Tandberg Data (Japan) Inc.)

K.T. Fok (Guangzhou Tandberg Electronic Components Co., Ltd. and Tandberg Data (Hong Kong) Limited)

Friedhelm Schopp (TD Germany)

Nils Hoff (TD Germany)

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT B

FORM OF VOTING AGREEMENT